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                                                                   Exhibit 10.12


                            ASSET PURCHASE AGREEMENT

                            Dated as of June 24, 2002

                                 By and Between

                        ASSOCIATED MATERIALS INCORPORATED

                                       and

                             AMERCABLE INCORPORATED


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                            ASSET PURCHASE AGREEMENT


            This ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of June 24, 2002, is entered into by and between Associated Materials Incorporated ("SELLER"), a Delaware corporation, and AmerCable Incorporated ("BUYER"), a Delaware corporation.


                           W I T N E S S E T H :


            WHEREAS, Seller's AmerCable division (the "DIVISION") is in the business of manufacturing, distributing and selling certain specialty electrical cables and cable accessories for use in underground and surface mining, marine and offshore drilling, automotive assembly robotics, telecommunications and a variety of other industrial applications under the tradenames of "AmerCable" and "Offshore/Marine Cable Specialists" (the "BUSINESS");

            WHEREAS, Buyer wishes to purchase and Seller wishes to sell substantially all of the assets and properties used or held for use in the conduct of the Business upon and subject to the terms and conditions set forth in this Agreement; and

            WHEREAS, in connection with such purchase and sale, Buyer shall assume certain Liabilities (as defined below) and Seller shall retain certain Liabilities upon the terms and subject to the conditions set forth in this Agreement;

            NOW, THEREFORE, in consideration of the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined).

            "ACQUIRED ACCOUNTS RECEIVABLE" shall have the meaning set forth in
Section 2.1(j).

            "ACQUIRED CONTRACTS" shall have the meaning set forth in Section 2.1(d).

            "ACQUIRED CURRENT ITEMS" shall have the meaning set forth in Section 2.1(i).

            "ACQUIRED INVENTORY" shall have the meaning set forth in Section 2.1(c).

            "ACQUIRED LEASED REAL PROPERTY" shall have the meaning set forth in
Section 2.1(a).


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            "ACQUIRED TANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in Section 2.1(b).

            "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "AGREED CLAIMS" shall have the meaning set forth in Section 10.4(d).

            "AGREEMENT" shall have the meaning set forth in the preamble to this Agreement.

            "AMERCABLE EMPLOYEE HEALTH BENEFIT ACCOUNT" shall have the meaning set forth in Section 5.2(a).

            "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the assignment and assumption agreement to be executed by Buyer and Seller in substantially the form of Exhibit A.

            "ASSUMED EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in
Section 5.3(a).

            "ASSUMED LIABILITIES" shall have the meaning set forth in Section
2.2.

            "ASSUMED TAXES" shall have the meaning set forth in Section 2.2(f).

            "BOOKS AND RECORDS" shall mean books, records, files and data, including electronic or computerized data, certificates and other documents, including accounting and financial records and sales and promotional literature.

            "BUSINESS" shall have the meaning set forth in the first recital.

            "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

            "BUYER" shall have the meaning set forth in the preamble to this Agreement.

            "BUYER INDEMNIFIED PARTY" shall have the meaning set forth in
Section 10.2(a).

            "CERCLA" shall have the meaning set forth in the definition of "ENVIRONMENTAL LAW".

            "CERTIFICATE" shall have the meaning set forth in Section 10.4(a).

            "CLAIMS" shall have the meaning set forth in Section 6.10.

            "CLOSING" shall have the meaning set forth in Section 2.5.


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            "CLOSING DATE" shall have the meaning set forth in Section 2.5.

            "COBRA" shall have the meaning set forth in Section 5.2(b).

            "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

            "CONTRACTS" shall mean all written agreements, contracts, insurance policies, licenses, leases of personal property, leases of real property, indentures, mortgages, instruments, security interests, purchase and sale orders and other similar arrangements, commitments or understandings.

            "DISPUTE NOTICE" shall have the meaning set forth in Section
6.11(d).

            "DIVISION" shall have the meaning set forth in the first recital.

            "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section 3.8(a).

            "EMPLOYEE BENEFITS ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the assignment and assumption agreement to be executed by Buyer and Seller in substantially the form of Exhibit B.

            "ENCUMBRANCES" shall mean liens, security interests, options, rights of first refusal, easements, mortgages, pledges, charges, adverse claims, indentures, deeds of trust, rights-of-way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property.

            "ENVIRONMENTAL LAW" shall mean any Federal, state or local statute, law or regulation relating to the protection of public health and welfare and the environment or to Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and analogous state and local laws.

            "ENVIRONMENTAL LIABILITIES" shall mean any and all Liabilities arising in connection with the Business or the Purchased Assets that arise under or relate to any Environmental Law.

            "ERISA" shall have the meaning set forth in Section 3.8(a).

            "ERISA AFFILIATE" shall have the meaning set forth in Section
5.3(a).

            "EXCLUDED ASSETS" shall mean (i) cash and cash equivalents held by the Division as of the Closing Date; (ii) all intercompany receivables payable to the Division by Seller or any


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of its Affiliates as of the Closing Date; (iii) all refunds, rebates or similar payments relating to Taxes attributable to the Purchased Assets, the Business or the Division, but only to the extent such Taxes were previously paid by Seller or any of its Affiliates; provided, however, that the term Excluded Assets shall not include any refunds, rebates or similar payments relating to any Assumed Taxes attributable to taxable periods ending prior to December 31, 2002; (iv) all Returns of Seller except that Buyer shall have access to any Returns of Seller relating to the Assumed Taxes, as provided herein; (v) any Books and Records referred to in Section 2.1(f) that Seller is required by law to retain;
(vi) all insurance policies or insurance coverage (or assumed or self-insurance coverage) of Seller or its Affiliates not related exclusively to or used exclusively in the Business (subject to the parties' rights and obligations set forth in Section 6.11); (vii) any rights of Seller or any of its Affiliates under this Agreement; (viii) all claims, causes of action or rights of recovery for reimbursement, contribution, refunds, indemnity or other similar payment recoverable by Seller from or against any third party with respect to any Retained Liabilities or any Losses for which an indemnification payment is made to Buyer by Seller under this Agreement (including rights of set-off, rights to refunds and rights of recoupment from or against any such third party), but only to the extent of such indemnification payment; and (ix) all other properties, assets, rights, claims and Contracts of Seller not included as Purchased Assets or otherwise excluded herein.

            "GOVERNMENTAL ENTITY" shall mean any Federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any court or arbitrator.

            "HAZARDOUS SUBSTANCES" shall have the meaning set forth in CERCLA and shall also include "pollutant or contaminant" and "petroleum products" as those terms are defined or used in CERCLA, urea formaldehyde insulation, polychlorinated biphenyls, asbestos, asbestos-containing materials, radioactive materials and municipal solid waste.

            "INDEMNIFIED PARTY" shall have the meaning set forth in Section 10.4(a).

            "INDEMNIFYING PARTY" shall have the meaning set forth in Section 10.4(a).

            "INDEPENDENT INSURANCE EXPERT" shall have the meaning set forth in
Section 6.11(d).

            "INTELLECTUAL PROPERTY" shall mean all fictitious business names, trade names, trade dress, service marks, brand names, patents, patent applications, trade secrets and know how, trademarks, trademark registrations and applications therefor, copyrights, proprietary and technical information, domain names and data, methods, designs, processes, software, procedures, improvements thereon, refinements thereof and all agreements relating to intellectual property.

            "INVENTORY" shall mean all inventory held for sale (directly or by consignment) and all raw materials, packaging and supply materials, purchased parts, component parts, spare parts, finished goods and products and work in process.


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            "KNOWLEDGE" (i) when referring to Seller, shall mean the actual knowledge of Michael Caporale or Keith LaVanway and (ii) when referring to Buyer, shall mean the actual knowledge of Robert Hogan, Chad Archer, Rodney Cole or David Nasky.

            "LEASED REAL PROPERTY" shall have the meaning set forth in Section 2.1(a).

            "LETTER OF INTENT" shall have the meaning set forth in Section
6.2(b).

            "LIABILITY" shall mean any liabilities, obligations, responsibilities, commitments and expenses of any nature or kind, whether known or unknown, accrued or unaccrued, absolute, contingent or otherwise, and whether due or to become due.

            "LOSSES" shall mean any penalties, fines, costs, amounts paid in settlement, damages, losses, obligations, claims of any kind, interest or expenses (including reasonable attorneys' fees and expenses), whether or not involving a third party claim.

            "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" shall mean
(i) when used with respect to the Business, any materially adverse change in or effect on the Purchased Assets, operations, financial condition or results of operations of the Business as a whole, except for any such change or effect resulting from or arising out of (a) changes or developments in United States or global economic conditions generally, (b) changes or developments in the industry in which the Division operates, (c) changes or developments in financial or securities markets or (d) changes or developments caused by acts of terrorism or war (whether or not declared) or (ii) when used with respect to Buyer or Seller, any materially adverse change in or effect on the ability of Buyer or Seller, as the case may be, to perform its obligations under this Agreement.

            "OVERLAP PERIOD" shall mean any taxable year or other taxable period beginning on or before the Closing Date and ending after the Closing Date.

            "PERMITS" shall mean governmental permits, franchises, approvals, licenses, certificates, registrations and authorizations.

            "PERMITTED ENCUMBRANCES" shall mean (i) those encumbrances set forth on Schedule 1.1, (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics materialmen and other similar Encumbrances arising or incurred in the ordinary course of business, (iii) liens for Taxes, assessments or other governmental charges not yet due and payable, or due but not yet delinquent, or which are being contested in good faith, (iv) liens incurred or deposits made in connection with worker's compensation, unemployment insurance or other types of social security and (v) minor defects of title, easements, rights-of-way, restrictions and other similar charges or Encumbrances which, in the case of each of clauses (i) through (iv) do not materially detract from the value, or impair the use or transfer, of the Business.

            "PERSON" shall mean and include any individual, partnership, firm, limited liability company, joint venture, corporation, trust, unincorporated organization and Governmental Entity.


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            "PRE-CLOSING INSURANCE POLICIES" shall have the meaning set forth in
Schedule 6.11.

            "PRE-CLOSING PERIOD" shall mean any taxable year or other taxable period that ends on or before the Closing Date and, with respect to the Overlap Period, the portion of such taxable year or other taxable period ending on and including the Closing Date.

            "PURCHASE PRICE" shall have the meaning set forth in Section 2.4.

            "PURCHASED ASSETS" shall have the meaning set forth in Section 2.1.

            "REPRESENTATIVES" shall have the meaning set forth in Section
6.4(a).

            "RETAINED LIABILITIES" shall mean (i) all Liabilities related to Taxes attributable to the Purchased Assets, the Business or the Division for taxable periods or portions thereof ending on or prior to the Closing Date, other than those Taxes assumed by Buyer pursuant to Sections 2.2(e) and 2.2(f),
(ii) all Liabilities related to accounts payable by the Division to Seller or any of its Affiliates as of the Closing Date, (iii) all Liabilities relating to any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, including any "multiemployer plans" as defined by Section 3(37) of ERISA, even if such plans benefited the Transferred Employees or any former employee of the Division; (iv) all Liabilities relating to any post-retirement plans, arrangements or agreements with respect to Earl R. Karges, Edwin J. Kazanovicz, Donald A. Vickers or George L. Marchand, or any of the beneficiaries of such individuals, (v) all Liabilities relating to or arising out of any of Seller's contracts, agreements or commitments not included in the Purchased Assets, (vi) all Liabilities of Seller under or in connection with this Agreement or any of the transactions contemplated hereby, including all Liabilities with respect to which Seller is obligated to indemnify Buyer under this Agreement, and (vii) all Liabilities of Seller not specifically assumed by Buyer hereunder.

            "RETIREMENT PLAN" shall have the meaning set forth in Section
5.3(b).

            "RETURN" shall mean any return, declaration, report, statement or other document required to be filed in respect of Taxes.

            "SELLER" shall have the meaning set forth in the preamble to this Agreement.

            "SELLER INDEMNIFIED PARTY" shall have the meaning set forth in
Section 10.3(a).

            "SELLER NAMES" shall have the meaning set forth in Section 6.8.

            "SELLER PRORATED TAXES" shall have the meaning set forth in Section 11.5.

            "SELLER'S MEDICAL PLAN" shall have the meaning set forth in Section 5.2(a).

            "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, gift, estate, death, inheritance, generation-skipping, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll,


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employment, unemployment, ad valorem, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

            "TRANSFERRED EMPLOYEE" shall have the meaning set forth in Section 5.1(a).

            "UNASSIGNED CONTRACTS" shall have the meaning set forth in Section 6.6.

            "WARN" shall have the meaning set forth in Section 5.3(d).

            1.2 Construction. In this Agreement, unless the context otherwise requires:

            (a) any reference to "writing" or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

            (b) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

            (c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

            (d) reference to "day" or "days" are to calendar days;

            (e) this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

            (f) "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of similar import.

            1.3 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

            2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions, limitations and exclusions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer on the Closing Date, and Buyer shall purchase, acquire and


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accept from Seller, all of Seller's right, title (to the extent Seller has such title) and interest in, to and under the properties, assets, rights, claims and Contracts related exclusively to or used exclusively or held for use exclusively in the Business, other than the Excluded Assets (collectively, the "PURCHASED ASSETS"), including the following:

            (a) the leased real property listed on Schedule 2.1(a) (the "LEASED REAL PROPERTY"), together with all improvements thereon (collectively, the "ACQUIRED LEASED REAL PROPERTY");

            (b) all tangible personal property, including machinery, equipment, furniture, furnishings, vehicles, tools, dies, parts, supplies and other tangible personal property related exclusively to or used exclusively or held for use exclusively in the Business, including the items of the type set forth on Schedule 2.1(b) (collectively, the "ACQUIRED TANGIBLE PERSONAL PROPERTY"), which Schedule sets forth the tangible personal property of the Division as of June 21, 2002;

            (c) the Inventory related exclusively to or used exclusively or held for use exclusively in the Business, including the items of the type set forth on Schedule 2.1(c) (collectively, the "ACQUIRED INVENTORY"), which Schedule sets forth the Inventory of the Division as of June 21, 2002;

            (d) subject to the receipt of any consents that are required, all rights and interest in and under Contracts related exclusively to or used exclusively or held for use exclusively in the Business, including all rights to sell and receive goods and services pursuant to such Contracts and to assert claims and take other actions in respect of breaches or other violations thereof, including the Contracts set forth on Schedule 2.1(d) (collectively, the "ACQUIRED CONTRACTS") (it being understood that the Unassigned Contracts shall be treated as provided for in Section 6.6);

            (e) the Intellectual Property used exclusively or held for use exclusively in the Business, including the Intellectual Property set forth on
Schedule 2.1(e);

            (f) the Books and Records used exclusively or held for use exclusively in the Business;

            (g) to the extent transferable, all rights under express or implied warranties from suppliers to the Division to the extent such warranties relate exclusively to the Business or the Purchased Assets (it being understood that any such warranties that are not transferable or that do not relate exclusively to the Business shall be treated as provided for in Section 6.9);

            (h) to the extent transferable, and subject to the receipt of any Required Governmental Consent, the Permits related exclusively to or used exclusively or held for use exclusively in connection with the use, operation or ownership of the Purchased Assets or the conduct of the Business;

            (i) all prepaid assets, expenses, security deposits and other current assets related exclusively to the Business, including those set forth on
Schedule 2.1(i) (collectively, the "ACQUIRED CURRENT ITEMS"), but excluding current assets that are Excluded Assets;


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            (j) all accounts receivable, notes or other evidences of
indebtedness (in favor of the Business) related exclusively to the Business, including those of the type set forth on Schedule 2.1(j) (collectively, the "ACQUIRED ACCOUNTS RECEIVABLE"), which Schedule sets forth all accounts receivable, notes or other evidences of indebtedness as of June 21, 2002, to the extent payment with respect thereto shall not have been received by Seller prior to the Closing Date, but excluding any intercompany receivables that are Excluded Assets;

            (k) the Assumed Employee Benefit Plans to be transferred to Buyer pursuant to Section 5.3(b);

            (l) all customer and supplier lists used exclusively or held for use exclusively in the Business;

            (m) the goodwill related exclusively to the Business;

            (n) all causes of action, claims, settlements, rights of recovery, insurance proceeds (from policies held by third parties relating to any Purchased Assets or Assumed Liabilities) and set-off of every kind pertaining exclusively or relating exclusively to the Business or the Purchased Assets, or to the extent the related Liability, if any, is an Assumed Liability, including all insurance, warranty and condemnation proceeds, judgments and awards received after the Closing Date with respect to damage, destruction or loss of any Purchased Assets, any third party claims or otherwise (it being understood that any such causes of action, claims, settlements, rights of recovery, insurance proceeds and set-offs that (i) relate exclusively to the Business or the Purchased Assets, but are not (for any reason whatsoever) transferable to, assignable to or enforceable by Buyer, or (ii) do not relate exclusively to the Business, but do relate directly to a Purchased Asset or an Assumed Liability and have a value in excess of $100,000, shall be treated as provided in Section 6.10);

            (o) all of Seller's rights to the telephone numbers used exclusively by the Division; and

            (p) all other assets of Seller not specifically set forth in this
Section 2.1 if such asset is used exclusively or held for use exclusively in the Business.

            In connection with the foregoing (but without affecting the interpretation of any other provision of this Agreement), there shall be a rebuttable presumption that (a) any tangible asset that is (i) normally located at the Division's facilities in El Dorado, Arkansas or Houston, Texas, (ii) held on consignment at any location set forth on Schedule 2.1(q), (iii) held at any vendor location set forth on Schedule 2.1(q) for further processing, (iv) a laptop computer or printer in the possession of the Division's field sales personnel or (v) in transit to or from any of the above locations where legal title and risk of ownership is retained or has been assumed by the Division shall be deemed a Purchased Asset, (b) any Contract executed by or in the name of the Division (including Offshore/Marine Cable Specialists) shall be deemed a Purchased Asset and (c) any account receivable previously invoiced in the name of the Division (including Offshore/Marine Cable Specialists) shall be deemed a Purchased Asset.


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            It is acknowledged that Schedules 2.1(b), 2.1(c) and 2.1(j) set forth lists of assets, rights, claims and Contracts as of a certain date and that such lists are subject to change in the ordinary course of business.

            2.2 Assumption of Liabilities. Upon the terms and subject to the conditions and exclusions set forth in this Agreement, Buyer shall assume and discharge or perform when due, and shall assume pursuant to the Assignment and Assumption Agreement and the Employee Benefits Assignment and Assumption Agreement, all Liabilities (other than the Retained Liabilities) related exclusively to, arising exclusively out of, or incurred exclusively in connection with the Business or the operation thereof, currently or as hereafter conducted, and whether accrued before, on or after the Closing Date (unless otherwise specified) (collectively, the "ASSUMED LIABILITIES"), including the following:

            (a) all Liabilities relating to accounts payable of the Business and the Division, other than Retained Liabilities;

            (b) all Liabilities relating to, arising out of or incurred in connection with any Acquired Contract;

            (c) all Liabilities arising out of or in connection with any warranties relating to the sale or disposition of any product or service by the Business or the Division;

            (d) all Liabilities arising out of or in connection with any product-liability claims or Losses that involve the use of any product manufactured, designed, sold or otherwise disposed of exclusively by the Business or the Division, whether before, on or after the Closing Date;

            (e) all Liabilities for sales, transfer, documentary, use, filing and similar Taxes and fees arising solely in connection with the transactions contemplated by this Agreement, whether levied on Buyer or Seller;

            (f) all Liabilities for Taxes attributable to the Purchased Assets, the Business or the Division that relate to taxable periods, or portions thereof, ending on or prior to the Closing Date, but only to the extent that (i) the preparation of Returns relating to, or the payment of, such Taxes is or has been the direct responsibility of the Division (including the management, employees or agents thereof) prior to or on the Closing Date or (ii) such Taxes arise out of or in connection with untrue or inaccurate information provided to Seller by the Division (including the management, employees or agents thereof) prior to the Closing Date (all Liabilities referred to in this Section 2.2(f), together with all Liabilities referred to in Section 2.2(e), the "ASSUMED TAXES");

            (g) all Liabilities assumed by Buyer pursuant to Article V;

            (h) all Environmental Liabilities; and

            (i) all Liabilities relating to, arising out of or incurred in connection with those certain Severance Agreements dated as of December 27, 2001, by and between Seller and each of William Reisdorf, Robert Hogan, Chad Archer, Rodney Cole and David Nasky.


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            2.3 Retained Liabilities. Notwithstanding the foregoing, Buyer shall not assume and shall not discharge, perform or otherwise be liable for, and Seller shall retain, perform and discharge, any of the Retained Liabilities no matter how or when they may have arisen or arise. Without limiting the foregoing, the Retained Liabilities shall remain the sole and exclusive responsibility of Seller.

            2.4 Payment of Purchase Price. Upon the terms and subject to the conditions of this Agreement, Buyer shall deliver to Seller at the Closing, in payment for the Purchased Assets, Twenty Eight Million Three Hundred Thirty Two Thousand Five Hundred Fifty Dollars ($28,332,550) (the "PURCHASE PRICE") and shall assume the Assumed Liabilities.

            2.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale referred to in Section 2.1 (the "CLOSING") shall take place at the offices of Haynes and Boone, LLP, located at 901 Main Street, Suite 3100, Dallas, Texas 75202, at 10:00 a.m., local time, on June 24, 2002, or such later date as may be mutually agreed upon by Buyer and Seller (the "CLOSING DATE").

            2.6 Seller's Deliveries at Closing. At the Closing, Seller shall execute and deliver or cause to be delivered to Buyer the following items:

            (a) Bill of Sale. Seller shall deliver to Buyer a bill of sale in substantially the form of Exhibit C.

            (b) Lease Assignments. For the Leased Real Property, Seller shall deliver to Buyer a recordable lease assignment in form and substance reasonably satisfactory to Buyer that transfers, assigns and conveys to Buyer all of Seller's right, title and interest in the Leased Real Property.

            (c) Articles, Resolutions, and Incumbency. Seller shall deliver to Buyer (i) copies of its organizational documents, certified by its secretary;
(ii) copies of the resolutions of the Board of Directors and stockholders (if required) authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement certified by its secretary; and
(iii) an incumbency certificate relating to each Person executing on behalf of Seller any document executed and delivered to Buyer by Seller pursuant to the terms hereof.

            (d) Copies of Books and Records. Seller shall deliver to Buyer photocopies of such Books and Records referred to in Section 2.1(f) which Seller is required by law to retain.

            (e) FIRPTA Compliance. Seller shall deliver to Buyer a nonforeign person affidavit, as required by Section 1445(a) of the Code.

            (f) Trademark Assignment. Seller shall execute and deliver a trademark assignment in substantially the form of Exhibit D evidencing the assignment of any trademarks, trademark registrations and applications for registration and the domain names, together with the goodwill associated with and symbolized thereby, used exclusively or held for use exclusively in the Business to Buyer.

            (g) Patent Assignment. Seller shall execute and deliver a patent assignment in substantially the form of Exhibit E evidencing the assignment of any patents, patent applications and inventions used exclusively or held for use exclusively in the Business to Buyer.

            (h) Release. Seller shall deliver to Buyer a release in substantially the form of Exhibit F relating to the release by Seller of the members of management of the Division set forth on Schedule 5.6 hereto with respect to compliance with the Amended and Restated Corporate Directive of Seller issued on May 14, 2002.

            (i) Other Instruments. Seller shall execute and deliver to Buyer such other instruments as Buyer or its counsel may reasonably request to effect or evidence the consummation of the transactions contemplated by this Agreement.

            2.7 Buyer's Deliveries at Closing. At the Closing, Buyer shall execute and deliver or cause to be delivered to Seller the following items:

            (a) Purchase Price. Buyer shall make payment of the Purchase Price to Seller by wire transfer of immediately available funds, to an account designated by Seller. Seller shall provide written notice to Buyer of such account information at least two (2) Business Days prior to the Closing Date.

            (b) Articles, Resolutions, and Incumbency. Buyer shall deliver to Seller (i) copies of its organizational documents, certified by its secretary;
(ii) copies of the resolutions of its Board of Directors and stockholders authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement certified by its secretary; and
(iii) an incumbency certificate relating to each Person executing on behalf of Seller any document executed and delivered to Buyer by Seller pursuant to the terms hereof.

            (c) Other Instruments. Buyer shall execute and deliver to Seller such other instruments as Seller or its counsel may reasonably request to effect or evidence the consummation of the transactions contemplated by this Agreement.

            2.8 Buyer's and Seller's Joint Deliveries at Closing. At the Closing, both Buyer and Seller shall execute and deliver the following items:

            (a) Assignment and Assumption Agreement. Buyer and Seller shall execute and deliver the Assignment and Assumption Agreement, pursuant to which Seller assigns to Buyer the Assumed Liabilities and Seller's rights and interests in the Acquired Contracts and Buyer assumes the Assumed Contracts and agrees to assume and discharge or perform when due the Assumed Liabilities.

            (b) Employee Benefits Assignment and Assumption Agreement. Buyer and Seller shall execute and deliver the Employee Benefits Assignment and Assumption Agreement evidencing the assignment of the Assumed Employee Benefit Plans to be transferred to Buyer pursuant to Sections 5.3(a) and 5.3(b).

            (c) Lockbox Agreement. Buyer and Seller shall execute and deliver a lockbox agreement in substantially the form of Exhibit G.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SELLER

            3. Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

            3.1 Organization; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite corporate power to carry on the Business as currently conducted and to execute and deliver this Agreement, and any other instruments or agreements to be executed by Seller pursuant to this Agreement, perform its obligations hereunder and thereunder and enter into the transactions contemplated hereby and thereby. Seller is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction set forth on Schedule 3.1.

            3.2 Authorization. The execution, delivery and performance by Seller of this Agreement and any other instruments or agreements to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Seller and no other corporate action on the part of Seller or its stockholders is necessary to authorize the execution, delivery and performance by Seller of this Agreement or any other instruments or agreements to be executed by Seller pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and any other instruments or agreements to be executed by Seller pursuant to this Agreement, when delivered in accordance with the terms hereof and thereof, assuming the due execution and delivery of this Agreement or each such other instrument or agreement by the other parties hereto and thereto, have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

            3.3 No Violation or Conflict. The execution, delivery and performance by Seller of this Agreement and any other instruments or agreements to be executed by Seller pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of Seller, (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree of any Governmental Entity applicable to Seller or the Business, or (iii) subject to obtaining the consents set forth on
Schedule 3.3, constitute a violation or breach by Seller of, conflict with, constitute a default by Seller (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance, except for Permitted Encumbrances, upon any of the Purchased Assets under, any of the terms, conditions or provisions of any Contract, Permit or other instrument or obligation to which Seller is a party or by which Seller is bound (other than any Contract, Permit, instrument or obligation that is a Purchased Asset (x) that is not set forth on Schedule 3.3 or (y) that Buyer has knowledge of on the Closing Date), except, in the case of clause (ii) or (iii), for such violations, conflicts, breaches, defaults, terminations, cancellations, payments, accelerations or Encumbrances as would not reasonably be expected to have a Material Adverse Effect on the Business. In connection with the foregoing (but without affecting the interpretation of any other provision of this Agreement), there shall be a rebuttable presumption that Buyer has knowledge of any Contract, Permit, instrument or obligation executed by or in the name of the Division (including Offshore/Marine Cable Specialists).

            3.4 Title to Assets. Subject to any Encumbrances and such other imperfections to and diminutions of title that have resulted from actions taken by the Division (including the management, employees or agents thereof) outside the ordinary course of business and without the express written authorization or knowledge of Seller, Seller has good and marketable title, free and clear of all Encumbrances (except for Permitted Encumbrances), to each of the following Purchased Assets:

            (a) the Acquired Current Items set forth on Schedule 2.1(i);

            (b) the Acquired Inventory (i) located at the Division's facilities in El Dorado, Arkansas and Houston, Texas, (ii) held on consignment at any location set forth on Schedule 2.1(q), (iii) held at any vendor location set forth on Schedule 2.1(q) for further processing, and (iv) in transit to or from any of the above locations where legal title and risk of ownership is retained or has been assumed by the Division;

            (c) the Intellectual Property set forth on Schedule 3.4(c); and

            (d) the Acquired Tangible Personal Property located at the Division's facilities in El Dorado, Arkansas and Houston, Texas, or the laptops and printers in the possession of the Division's field sales personnel.

            Subject to any Encumbrances and such other imperfections to and diminutions of title that have resulted from actions taken by the Division (including the management, employees or agents thereof) outside the ordinary course of business and without the express written authorization or knowledge of Seller, to the knowledge of Seller, (a) Seller has good and marketable title to the Acquired Accounts Receivable, and (b) no Acquired Contract has been assigned, transferred or otherwise conveyed by Seller to any other party prior to the consummation of this Agreement.

            3.5 No Encumbrances. Subject to any Encumbrances that have resulted from actions taken by the Division (including the management, employees or agents thereof) outside the ordinary course of business and without the express written authorization or knowledge of Seller, Seller's right, title (to the extent Seller has such title) and interest in each of the following Purchased Assets is free and clear of all Encumbrances, except for Permitted Encumbrances:

            (a) the Acquired Leased Real Property;

            (b) the Acquired Accounts Receivable, as invoiced by or in the name of the Division (including Offshore/Marine Cable Specialists);

            (c) (i) the Acquired Contracts set forth on Schedule 2.1(d) and (ii) the Acquired Contracts executed by Seller in the name of the Division (including Offshore/Marine Cable Specialists) without Buyer's knowledge;

            (d) the Intellectual Property set forth on Schedule 3.5(d); and

            (e) the software set forth on Schedule 2.1(e)(iii).

            In connection with Section 3.5(c) (but without affecting the interpretation of any other provision of this Agreement), there shall be a rebuttable presumption that Buyer has knowledge of any Acquired Contract executed by or in the name of the Division (including Offshore/Marine Cable Specialists).

            3.6 Consents of Governmental Entities. No consent, approval or authorization of, or exemption by, or filing with, any Governmental Entity is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the transfer, sale or assignment of the Purchased Assets as contemplated hereby, except, in each case, where the failure to obtain such consents, approvals, authorizations, exemptions or filings would not reasonably be expected to have a Material Adverse Effect on the Business.

            3.7 Taxes. Except with respect to (i) Returns relating to, or (ii) the payment of, the Assumed Taxes:

            (a) Seller has filed all material Returns that it was required to file pursuant to applicable law with respect to the Division or the Purchased Assets;

            (b) all such Returns were correct and complete in all material respects;

            (c) all material Taxes due and owing by Seller with respect to the Division or the Purchased Assets (whether or not shown on any Return) have been paid;

            (d) Seller has an adequate reserve for all material Taxes payable by Seller with respect to the Division or the Purchased Assets for all taxable periods and portions thereof through the Closing Date;

            (e) Seller has not waived any statute of limitations in respect of material Taxes with respect to the Division or the Purchased Assets or agreed to any extension of time with respect to a material Tax assessment or deficiency or the collection of a material amount of Taxes, in each case with respect to the Division or the Purchased Assets;

            (f) no deficiencies, adjustments or claims for any material amount of Taxes have been proposed, asserted or assessed against Seller with respect to the Division or the Purchased Assets;

            (g) there are no Encumbrances for a material amount of Taxes other than for current Taxes not yet due upon any assets of Seller with respect to the Division or the Purchased Assets.

            (h) none of the Returns of Seller with respect to the Division or the Purchased Assets are now under audit or examination by any tax authority or other Governmental Entity, and there are no suits, actions, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller with respect to any Taxes with respect to the Division or the Purchased Assets; and

            (i) all material Taxes that are required by law to be withheld or collected by Seller with respect to the Division or the Purchased Assets have been duly withheld and collected and, to the extent required by applicable law, have been paid to the proper tax authority or other Governmental Entity or properly segregated or deposited.

            3.8 Employee Benefit Plans.

            (a) Schedule 3.8 sets forth a true and complete list of all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all specified material fringe benefit plans as defined in Section 6039D of the Code, and all other material bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other material employee compensation or benefit plan, agreement, policy, or contract (whether qualified or nonqualified), and any trust, escrow or other funding arrangement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed to by Seller or for which Seller has any liability, contingent or otherwise, under which employees of the Division participate or are entitled to receive benefits (collectively, the "EMPLOYEE BENEFIT PLANS").

            (b) Except as set forth on Schedule 3.8, Seller does not maintain and is not obligated to provide benefits under any life, medical, or health plan (other than as an incidental benefit under any Employee Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code ("QUALIFIED PLAN")) which provides benefits to retirees of the Division or other terminated employees of the Division other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            (c) Except as set forth in Schedule 3.8, neither Seller nor any Person that currently would be treated as a "single employer" with Seller under
Section 414(b), (c), (m), or (o) of the Code ("ERISA AFFILIATE") currently maintains or contributes to or at any time within the six (6) year period preceding the date of this Agreement was required to maintain or contribute to or had any liability with respect to any "multiemployer plan," as that term is defined in Section 4001 of ERISA or an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code. Neither Seller nor any other ERISA Affiliate has at any time within the six (6) year period preceding the date of this Agreement, incurred any unsatisfied liability under Sections 4062, 4063, or 4064 of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code or incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any multiemployer plan, as defined in Section 3(37) of

ERISA with respect to which Buyer would have any Loss or that could result in an Encumbrance on the Purchased Assets.

            (d) With respect to any Employee Benefit Plans that are not administered or maintained by the Division, to the knowledge of Seller or the actual knowledge of John Haumesser, there are no pending or threatened material claims by or on behalf of any such Employee Benefit Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries, or any pending or, to the knowledge of Seller or the actual knowledge of John Haumesser, threatened material claims regarding breaches of fiduciary duty under ERISA and, to the knowledge of Seller or or the actual knowledge of John Haumesser, there is no basis for any such claim.

            (e) To the extent any Employee Benefit Plans are not administered or maintained by the Division, Seller has delivered or made available to Buyer:

                  (i) copies of the current Employee Benefit Plan documents and any amendments thereto for each Employee Benefit Plan and copies of any related trusts, and (A) the most recent summary plan descriptions of such Employee Benefit Plans for which Seller is required to prepare, file, and distribute summary plan descriptions, and (B) the most recent copy of any material written summaries and descriptions furnished to participants and beneficiaries regarding Employee Benefit Plans for which a plan description or summary plan description is not required;

                  (ii) the Form 5500 filed in each of the most recent three (3) plan years with respect to each Employee Benefit Plan, including all schedules thereto and any opinions of independent accountants relating thereto;

                  (iii) all insurance policies or agreements regarding other funding arrangements that are currently in force which were purchased by or that provide benefits under any Employee Benefit Plan or otherwise reimburse for benefits paid under Employee Benefit Plans;

                  (iv) all material written agreements that are currently in force with third party administrators, investments managers, consultants and service providers relating to any Employee Benefit Plan and any and all material written reports, including discrimination testing, submitted to Seller by such third party administrators, investment managers, consultants and service providers within the two (2) years preceding the date hereof; and

                  (v) with respect to Employee Benefit Plans that are Qualified Plans, the most recent determination letter for each such Employee Benefit Plan.

            (f) Except as set forth on Schedule 3.8(f), Seller has not filed or been required to file any notices, forms or reports with the IRS, the PBGC or the Department of Labor ("DOL"), with respect to any Employee Benefit Plan not administered or maintained by the Division, pursuant to statute, other than annual reports, any PBGC Form 1, or any other filings made in the ordinary course of plan administration, within the two (2) years preceding the date hereof.

            (g) Seller has not received any notice from the IRS, the PBGC, or the DOL relating to any Employee Benefit Plan not administered or maintained by the Division regarding an audit of any Employee Benefit Plan or the assessment of a material penalty within the two (2) years preceding the date hereof.

            3.9 Brokers' or Finders' Fees. No agent, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any commission or brokers' or finders' fees from Buyer or any of its Affiliates in connection with any of the transactions contemplated by this Agreement.

            3.10 No Implied Representation. NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE III OR ANY OTHER PROVISION OF THIS AGREEMENT, (I) BUYER ACKNOWLEDGES AND AGREES THAT NONE OF SELLER OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES IS MAKING, WHETHER CONTAINED, OR REFERRED TO, IN ANY DUE DILIGENCE MATERIALS THAT HAVE BEEN PROVIDED TO BUYER OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PURCHASED ASSETS) BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN THIS ARTICLE III AND (II) IT IS UNDERSTOOD THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS
ARTICLE III, BUYER TAKES THE BUSINESS AND THE PURCHASED ASSETS "AS IS AND WHERE IS".

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF BUYER

            4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

            4.1 Organization; Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite corporate power to execute and deliver this Agreement, and any other instruments or agreements to be executed by Buyer pursuant to this Agreement, perform its obligations hereunder and thereunder and enter into the transactions contemplated hereby and thereby including the purchase of the Purchased Assets and the assumption of the Assumed Liabilities.

            4.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and any other instruments or agreements to be executed by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Buyer and no other corporate action on the part of Buyer or its stockholders is necessary to authorize the execution, delivery and performance by Buyer of this Agreement or any other instruments or agreements to be executed by Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and any other instruments or agreements to be executed by Buyer pursuant to this Agreement, when delivered in accordance with the terms hereof and thereof, assuming the due execution and delivery of this Agreement and each such other instrument or agreement by the other parties hereto and thereto, have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

            4.3 No Violations or Conflict; Consents. The execution, delivery and performance by Buyer of this Agreement, and any other instruments or agreements to be executed by Buyer pursuant to this Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of Buyer, (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound, (iii) require any filing by Buyer, or require Buyer to obtain any Permit, consent or approval of, or require Buyer to give any notice to, any Governmental Entity applicable to Buyer, or (iv) constitute a violation or breach by Buyer of, conflict with, constitute a default by Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer under, any of the terms, conditions or provisions of any Contract, Permit or other instrument or obligation to which Buyer is a party or by which Buyer is bound, except (x) in the case of the creation of any Encumbrances, with respect to its financing arrangements with Fleet Capital Corporation and, (y) in the case of clause (ii),
(iii) or (iv), for such violations, conflicts, breaches, defaults, terminations, cancellations, payments, accelerations or Encumbrances as would not reasonably be expected to have a Material Adverse Effect on Buyer.

            4.4 Brokers' or Finders' Fees. Except with respect to the fees payable to Morgan Keegan, Inc. (whose fees and expenses shall be paid by Buyer), no agent, broker, Person or firm acting on behalf of Buyer is, or will be, entitled to any commission or brokers' or finders' fees from Seller or any of its Affiliates in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE V

                                EMPLOYEE BENEFITS

            5.1 Transfer of Employees.

            (a) Within a reasonable period of time prior to the Closing Date, Buyer shall offer employment on an "at will" basis, commencing as of the Closing Date, to all of the employees of the Division as of the date hereof (and still employed by Seller on the date of such offer of employment) and any former employees of the Division on long term disability as of the Closing Date. Buyer's offer of employment shall be for a job or position substantially identical to the employee's job or position as of the date hereof and shall provide for a base salary or wages and bonus, incentive compensation or commission which, at a minimum, is at least as favorable in the aggregate to the employee's base salary or wages and bonus, incentive compensation or commission with Seller in effect on the date hereof and employee benefits and other terms and conditions of employment at least as favorable in the aggregate as those provided to the employee by Seller as of the date hereof. Each such employee or former employee who accepts such offer of employment is referred to hereinafter as a "TRANSFERRED EMPLOYEE." No provision in this Article V constitutes any commitment, contract, or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment in accordance with this Agreement. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote, or demote any of the Transferred Employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

            (b) Buyer shall have the right prior to the Closing Date to meet with employees of Seller to arrange the transition of ownership of the Division; provided, however, that such meetings shall be held at times and dates reasonably satisfactory to Seller, and shall be held at such times and in such a manner (including, at the request of Seller, the presence of a representative of Seller) as not to adversely interfere with Seller's normal business operations.

            (c) Seller shall make available to Buyer all personnel records, including names, Social Security numbers, performance ratings and evaluations (if available), dates of hire by Seller, dates of birth, numbers of hours worked each fiscal year and compensation histories (if available) for all Transferred Employees; provided, however, that Seller shall not make available to Buyer prior to Closing medical and other records relating to Transferred Employees that Seller is obligated by law, regulation, rule or agreement to keep confidential. Seller may retain copies of any records relating to the Transferred Employees so long as Seller provides Buyer the original, if available, or at least one copy of such records, at Buyer's cost, in accordance with the immediately preceding sentence.

            5.2 Provision of Health Benefits

            (a) On the Closing Date, Buyer shall (i) assume sponsorship of the Seller's medical plan that provides coverage to the Transferred Employees ("SELLER'S MEDICAL PLAN") and the liabilities thereunder, with respect to all persons entitled to benefits under the provisions of the Seller's Medical Plan and (ii) be substituted for Seller as the plan sponsor under the Seller's Medical Plan. On or as soon as practicable following the Closing Date, but in any event not later than thirty (30) days following the Closing Date, Seller shall cause all right, title, interest, authorities, obligations, duties, liabilities, and assets of Seller in, to and under the Seller's Medical Plan and the bank account related thereto (the "AMERCABLE EMPLOYEE HEALTH BENEFIT ACCOUNT") to be transferred to Buyer. On or as soon as practicable following the Closing Date, but in any event not later than thirty (30) days following the Closing Date, the parties shall execute and deliver such documents and instruments as may be required to effect the assumption and transfer of the Seller's Medical Plan and the AmerCable Employee Health Benefit Account, by and to Buyer and to ensure that all assets, contracts, and agreements associated with the Seller's Medical Plan and the AmerCable Employee Health Benefit Account, as the same exist immediately prior to the Closing Date, shall be transferred with the Seller's Medical Plan to the extent provided herein. Immediately following the assumption and transfer of the Seller's Medical Plan to Buyer, Seller shall deliver all medical and other records of the Transferred Employees created, maintained, or associated with the Seller's Medical Plan to Buyer.

            (b) After the Closing Date, Buyer shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA ("COBRA"), including the provision of continuation coverage, with respect to all employees of the Division (whether or not any such employee accepts Buyer's offer of employment and/or becomes a Transferred Employee), and their spouses and dependents, for whom a qualifying event occurs prior to, on or after the Closing Date. For purposes of this
Section 5.2(b), the terms "continuation coverage" and "qualifying event" shall have the meanings ascribed to them in COBRA.

            5.3 Assumption of Liabilities.

            (a) From and after the Closing Date, Buyer shall assume and shall honor, pay, perform, and satisfy when due any and all liabilities, obligations and responsibilities (whether known or unknown on the Closing Date) solely with respect to the Transferred Employees or any former employees of the Division, and any of their beneficiaries, arising under the terms of, or in connection with, or with respect to any Employee Benefit Plan or any other employee benefit or fringe benefit, retention, bonus, short-term or long-term disability, vacation, sick or other paid time off plan, policy, arrangement or agreement that benefits or benefited any Transferred Employee or former employee of the Division with respect to claims or events arising at any time; provided, however, that such liabilities, obligations and responsibilities shall not include any Retained Liabilities (collectively referred to herein as the "ASSUMED EMPLOYEE BENEFIT PLANS"). Except as otherwise provided for by this Agreement, Buyer shall assume and be solely responsible for any obligations and Liabilities relating to claims made by any of the Transferred Employees and each former employee of the Division, for their compensation, severance, or termination pay, benefits or notice under any Federal, state or local law or under any plan, policy, practice or agreement which arises as a result of their employment or separation from employment with Seller or Buyer or their respective Affiliates at any time. Notwithstanding any other provisions of this Agreement to the contrary, on and after the Closing Date, Buyer shall reimburse Seller for fifty percent (50%) of all Liabilities relating to any post-retirement plans, arrangements or agreements (other than any Liabilities associated with the Alside Retirement Plan) with respect to Earl R. Karges, Edwin J. Kazanovicz, Donald A. Vickers or George L. Marchand, or any of the beneficiaries of such individuals.

            (b) On the Closing Date, Buyer shall assume sponsorship of and be substituted for Seller as the plan sponsor of (i) the AmerCable Retirement Plan (the "RETIREMENT PLAN") and the related trust, and the liabilities thereunder, with respect to all persons entitled to benefits under the provisions of the Retirement Plan (including, for the avoidance of doubt Stephanie Johnson, Robert Winspear, and Lisa Curry) and (ii) all other Assumed Employee Benefit Plans, excluding any Assumed Employee Benefit Plans in which both employees of the Division and employees of any division of Seller other than the Division participate. On or as soon as practicable following the Closing Date, but in any event not later than thirty (30) days following the Closing Date, Seller shall cause all right, title, interest, authorities, obligations, duties, liabilities and assets of Seller in, to and under the Retirement Plan and the related trust and the other Assumed Employee Benefit Plans to be transferred to Buyer and any successor trustee, where applicable, and Buyer shall assume all authorities, obligations, duties and liabilities under the Retirement Plan, in accordance with applicable law. On or as soon as practicable following the Closing Date, but in any event not later than thirty (30) days following the Closing Date, the parties shall execute and deliver such documents and instruments as may be required to effect the assumption and transfer of the Retirement Plan and of all other Assumed Employee Benefit Plans to be transferred to Buyer by and to Buyer and to ensure that all assets, contracts and agreements of or associated with the Retirement Plan and any other Assumed Employee Benefit Plans to be transferred to Buyer, as the same exist immediately prior to the Closing Date, shall be transferred with the Retirement Plan and such Assumed Employee Benefit Plans to the extent provided herein.

            (c) Nothing in this Agreement shall be deemed to prevent or restrict Buyer from amending, merging or terminating the Retirement Plan or any Assumed Employee Benefit Plan in accordance with the respective terms and conditions thereof or from transferring the Transferred Employees or former employees of the Division to another employee plan or program that is maintained by Buyer or one of its subsidiaries. The parties agree and understand that Buyer assumes no responsibility and makes no commitment for the maintenance and continuation after the Closing Date of any Assumed Employee Benefit Plan or the provisions of any particular benefits for any Transferred Employee or former employee of the Division after the Closing Date, subject to the applicable terms and conditions of each relevant Assumed Employee Benefit Plan.

            (d) In the event of any "plant closing" or "mass layoff" by Buyer, as defined by the Federal Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq. ("WARN"), or any state law equivalent, which shall occur after the Closing Date, Buyer shall comply with all of the requirements of WARN and any applicable state law equivalent.

            (e) On and after the Closing Date, Seller shall reimburse Buyer for
(i) any Liabilities incurred by Buyer relating to any other employee benefit or fringe benefit, retention, bonus, short-term or long-term disability, vacation, sick or other paid time off, plan, policy, arrangement or agreement not maintained, administered, or established by the Division regarding which Buyer has no knowledge as of the Closing Date and (ii) any Liabilities incurred by Buyer relating to or arising from any actions taken by Seller prior to Closing with respect to any Assumed Employee Benefit Plans without Buyer's knowledge.

            5.4 Participation and Crediting of Service Under Employee Benefit Plans and Practices.

            (a) Following the Closing Date, (i) Buyer shall ensure that no limitations or exclusions as to pre-existing conditions, proof of insurability or waiting periods or other limitations or restrictions on coverage are applicable to any Transferred Employees under any employee welfare benefit plans of Buyer or its subsidiaries in which the Transferred Employees may be eligible to participate, except to the extent that such limitations, restrictions, or exclusions applied to the Transferred Employees under any employee welfare benefit plans of Seller prior to the Closing Date;, and (ii) Buyer shall provide or cause to be provided that any costs or expenses incurred by the Transferred Employees or any other former employee of the Division provided COBRA continuation coverage under such benefit plans (and their dependents) up to and including the Closing Date shall be taken into account for purposes of satisfying applicable co-payment, deductible, maximum out-of-pocket provisions and like adjustments or limitations on coverage under such benefit plans of Buyer or its subsidiaries. Following the Closing, each employee benefit plan or arrangement and employee compensation policy or practice (including vacation, floating holiday, sickness, paid time off, retirement, severance and welfare benefit plans, of Buyer or its Affiliates) shall credit, for all purposes, all service of the Transferred Employees, and other employees of the Division, with Seller and its predecessors.

            (b) No provision in this Article V shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Buyer, Seller, or any ERISA Affiliate.

            5.5 Employment Taxes. Seller hereby acknowledges that Buyer qualifies as a successor employer for FICA and FUTA tax purposes with respect to the Transferred Employees. In connection with the foregoing, the parties agree to follow the "Alternative Procedures" set forth in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399. In connection with the application of the "Alternative Procedures," (i) Seller and Buyer each shall report on a predecessor-successor basis as set forth in such Revenue Procedure;, (ii) subject to Seller providing Buyer with all necessary payroll records for the calendar year that includes the Closing Date, Seller shall be relieved from furnishing Forms W-2 to the Transferred Employees for the full calendar year in which the Closing Date occurs, and (iii) subject to Seller providing Buyer with all necessary payroll records for the calendar year that includes the Closing Date, Buyer shall assume the obligations of Seller to furnish such Forms W-2 to such employees for the full calendar year in which the Closing Date occurs.

            5.6 Grant of Stock Options. As of the Closing Date, Buyer shall grant replacement stock options to each member of management of the Division set forth on Schedule 5.6, which options shall be immediately fully exercisable and have equivalent economic value as the options of such member of management to purchase preferred stock of Associated Materials Holdings Inc. immediately prior to the Closing Date.


                                   ARTICLE VI

                      PRE-CLOSING AND POST-CLOSING MATTERS

            6. Agreements of the Parties. Buyer and Seller agree as follows:

            6.1 Conduct of the Business. During the period from the date of this Agreement up to and including the earlier of (a) the date upon which this Agreement is terminated and (b) the Closing Date, unless Buyer otherwise consents (i) Seller shall operate and conduct the Business with respect to the Purchased Assets and the Division as currently operated and only in the ordinary course, (ii) Seller shall, in a manner consistent with such operation, use commercially reasonable efforts to preserve intact the Business and its relationships with employees and persons having dealings with it, (iii) Seller shall inform Buyer of any operational matters relating to the Business that are of a material nature, (iv) Seller shall otherwise promptly respond to the requests of Buyer regarding information concerning the status of the Business and the operations and finances of the Division, and (v) Seller shall not enter into any transactions with its Affiliates relating to or affecting the Business or the Division other than in the ordinary course of business consistent with past practice.

            6.2 Review of the Business. (a) Buyer may, prior to the Closing Date, directly or through its representatives, review the properties, the Books and Records and the financial and legal condition of the Business to the extent it deems necessary or advisable to familiarize itself with such properties and other matters. Subject to applicable law, Seller agrees to permit Buyer and its representatives to have, after the date of execution of this Agreement, reasonable access during normal business hours and upon reasonable notice to the premises of the Business located at the Leased Real Property and to all the assets, personnel, properties, Contracts and Books and Records and to use commercially reasonable efforts to cause the officers of the Division to furnish Buyer and its representatives with such financial and operating data and other information with respect to the Business as Buyer and its representatives shall from time to time reasonably request.

            (b) Any information obtained by Buyer pursuant to this Section 6.2 shall be subject to paragraph 2 of Part Two of that certain letter agreement, dated May 8, 2002, from Wingate Partners III, L.P. to Seller, as amended by Amendment No. 1 thereto, dated as of June 7, 2002 (the "LETTER OF INTENT"). Effective upon, and only upon, the Closing, Buyer's obligation under this
Section 6.2(b) shall terminate with respect to information relating to the Business or the Division; provided that Buyer acknowledges and agrees that any and all other confidential information provided to it by Seller or its representatives concerning Seller but that does not relate exclusively to the Business or the Division shall remain subject to the terms and conditions of the Letter of Intent after the Closing Date.

            (c) After the Closing, Buyer shall permit Seller, its attorneys and accountants to have reasonable access during normal business hours and upon reasonable notice to the Books and Records of the Division to the extent such access is reasonably required in connection with (i) the preparation of Seller's Tax returns or any Tax audits or (ii) any proceedings, investigations or actions brought against Seller in connection with the Division, the Business or the Purchased Assets. Unless otherwise consented to in writing by Seller, Buyer shall not, for a period of seven (7) years following the date hereof, destroy, alter or otherwise dispose of the Books and Records of the Division without first offering to surrender to Seller such Books and Records or any portion thereof that Buyer intends to destroy, alter or dispose of.

            6.3 Commercially Reasonable Efforts. Buyer and Seller agree to cooperate and use commercially reasonable efforts to take all appropriate action and in making all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including commercially reasonable efforts to obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Division as are necessary for the complete consummation of the transactions contemplated by this Agreement.

            6.4 Exclusive Dealing. (a) Seller agrees, and agrees to use commercially reasonable efforts to cause its stockholders, officers, directors, advisors and agents (collectively, "REPRESENTATIVES"), to immediately terminate all other discussions, direct and indirect, and without regard to the party initiating such discussions, with third parties or their Representatives regarding any transaction involving the acquisition of any significant portion of the Business, the Division or the Purchased Assets (including by means of a recapitalization) and Seller agrees that it shall not, and shall use commercially reasonable efforts so that its Representatives shall not, initiate, solicit or participate in any such discussions.

            (b) During the period from the date of this Agreement up to and including the earlier of (i) the date upon which this Agreement is terminated and (ii) the Closing Date, Seller shall, and shall use commercially reasonable efforts so that its Representatives shall, promptly notify Buyer (but in any event within two (2) Business Days) if it becomes aware of any contact between Seller or its Representatives and any other person regarding any such discussions, offers, proposals or any related inquiries.

            6.5 Further Assurances. (a) On or after the Closing Date and without further consideration, Seller shall, from time to time at Buyer's request, execute and deliver such further instruments of conveyance, assignment and transfer and shall take, or cause to be taken, such other action as Buyer may reasonably request for the more effective conveyance, assignment and transfer to Buyer of any of the Purchased Assets. Additionally, if any of the Purchased Assets are owned indirectly by Seller through a subsidiary of Seller, Seller shall take, or cause to be taken, all action necessary to convey, transfer, assign and deliver to Buyer such Purchased Assets, as if such Purchased Assets had been held directly by Seller immediately prior to Closing.

            (b) Seller shall, as promptly as practical but in no event later than five (5) Business Days after receipt, deliver to Buyer any cash, checks, amounts received by wire transfer, mail, packages, notices and other similar communications it receives pertaining to the Business, the Purchased Assets, the Acquired Contracts and any other matter belonging to Buyer as a result of the transactions consummated pursuant to this Agreement or related transactions. Buyer shall, as promptly as practical but in no event later than five (5) Business Days after receipt, deliver to Seller any cash, checks, amounts received by wire transfer, mail, packages, notices and other similar communications pertaining to the Excluded Assets, the Retained Liabilities and any other matter belonging to the Seller after the transactions consummated pursuant to this Agreement or the related transactions. Seller shall endorse in favor of Buyer any checks or other instruments of payment payable to Seller but acquired by Buyer hereunder, and Buyer shall endorse in favor of Seller any checks or other instruments of payment payable to Buyer but retained by Seller hereunder.

            6.6 Unassigned Contracts. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to transfer, sell or otherwise assign any Contract or Permit which would otherwise be a Purchased Asset but which is not permitted to be assigned in connection with a transaction of the type contemplated by this Agreement (the "UNASSIGNED CONTRACTS"). If a consent to the assignment of a Contract is not obtained or if an attempted assignment of a Contract is ineffective for any other reason, Seller shall cooperate with Buyer in continuing to attempt to obtain such consent or otherwise procure an effective assignment of such Unassigned Contract and, pending the obtaining of such consent or the procurement of such assignment, shall use commercially reasonable efforts to implement any reasonable arrangement (including, without limitation, entering into additional agreements on terms reasonably satisfactory to the parties thereto, including an agreement to deliver to Buyer no later than five (5) Business Days after receipt any cash, checks, amounts received by wire transfer, packages, notices and other similar communications with respect to such Unassigned Contract) to provide to Buyer all benefits (including any economic benefits) under any such Unassigned Contracts; provided, however, that Buyer shall (i) reimburse Seller for any reasonable out-of-pocket expenses incurred in connection with any such arrangement and (ii) accept the burdens and discharge and perform and indemnify Seller for all Liabilities and obligations under such Unassigned Contract as a subcontractor of Seller. If, with respect to any such Unassigned Contract, the consent to the assignment is obtained or an effective assignment can otherwise be made following the Closing, Seller shall promptly assign to Buyer all of its right and interest in and to such Unassigned Contract and shall, at Buyer's request, execute and deliver any further instruments of conveyance, assignment and transfer with respect to such Unassigned Contract. Buyer shall thereupon agree to assume and perform all Liabilities and obligations arising under such Unassigned Contract after the date of such consent, at which time such Unassigned Contract shall be deemed an Acquired Contract, without payment or further consideration, and the obligations so assumed thereunder shall be deemed Assumed Liabilities. If (i) a consent to the assignment of an Unassigned Contract is not obtained or if an attempted assignment is ineffective for any other reason and (ii) (x) Buyer requests that it not receive the benefits thereof or (y) an arrangement to provide such benefits is not feasible, Seller, in consultation with Buyer, shall terminate or wind-up such Unassigned Contract and Buyer shall reimburse Seller for all reasonable costs and expenses incurred by Seller as a result thereof. Subject to its compliance with this Section 6.6, Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof.

            6.7 Use of Division Names and Trademarks. Promptly, but not later than thirty (30) days after the Closing Date, Seller shall cease and refrain from using the names "AmerCable" and "Offshore/ Marine Cable Specialists" and all trade names, service marks, brand names and trademarks set forth on Schedules 2.1(e)(i) and 2.1(e)(ii), and any similar names used by Seller exclusively in the conduct of the Business, including the use or display thereof on all buildings, vehicles, business cards, web sites, stationery, displays, signs, promotional materials, manuals, forms, invoices, and other materials. Not later than thirty (30) Business Days after Closing, Seller shall file the necessary documents with the Secretary of State of the State of Texas and the County Clerk of Dallas County, Texas releasing its use of the assumed name "Offshore/ Marine Cable Specialists." Seller shall promptly furnish Buyer with evidence of such filings.

            6.8 Seller Name Use. Buyer acknowledges that, from and after the Closing Date, Seller and its Affiliates have the absolute and exclusive proprietary right to all names, marks, trade names, service marks and trademarks incorporating either "Associated Materials Incorporated" or "AMI," by itself or in combination with any other name (collectively "SELLER NAMES"), and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. Buyer agrees that from and after the Closing Date it will not, and will cause its Affiliates not to, use any name, phrase or logo incorporating any of the Seller Names in or on any of its literature, buildings, vehicles, business cards, web sites, stationery, displays, signs, promotional materials, manuals, forms, invoices, sales materials or products or otherwise in connection with the sale of any products or services; provided, however, that Buyer may continue to use any business cards, web sites under the domain names that are Purchased Assets, stationery, manuals, forms, invoices, printed literature, sales materials, purchase orders and sales, maintenance or license agreements, and sell any products or services, that are included in the Purchased Assets on the Closing Date and that bear a name, phrase or logo incorporating either of the Seller Names on the Closing Date, until the supplies thereof existing on the Closing Date have been exhausted (and the web sites under domain names that are Purchased Assets have been modified), but in any event for not longer than ninety (90) days from the Closing Date; provided, further, that Buyer shall have thirty (30) days following the Closing Date to replace any signs located on the Leased Real Property displaying the Seller Names. With respect to the printed purchase orders and sales, maintenance or license agreements referred to in the preceding sentence, from and after the Closing Date Buyer shall cover or otherwise mark such documents as necessary in order to indicate clearly that neither Seller nor any of its Affiliates is a party to such documents.

            6.9 Non-Assignable Warranties. To the extent any third-party product warranties exist as of the Closing Date that (i) relate exclusively to the Business but are not (for any reason whatsoever) transferable to, assignable to or enforceable by Buyer, or (ii) do not relate exclusively to the Business but relate directly to any of the Purchased Assets, Seller shall at Buyer's request and expense cooperate with Buyer and use commercially reasonable efforts to attempt to enforce any warranty claims thereunder on Buyer's behalf and shall promptly forward to Buyer the benefits (including economic benefits) realized from any such action; provided, however, that Seller shall not be obligated to file suit to enforce such warranty claims.

            6.10 Non-Assignable Claims. To the extent any causes of action, claims, settlements, rights of recovery, insurance proceeds (from policies held by third parties relating to any Purchased Assets or Assumed Liabilities) or set-offs related directly to a Purchased Asset or an Assumed Liability ("CLAIMS") arise after the Closing Date that (i) relate exclusively to the Business or the Purchased Assets, but are not (for any reason whatsoever) transferable to, assignable to or enforceable by Buyer, or (ii) do not relate exclusively to the Business, but have a value in excess of $100,000, Seller shall at Buyer's request and expense cooperate with Buyer and use commercially reasonable efforts to attempt to enforce any such Claims on Buyer's behalf and shall promptly forward to Buyer the benefits (including economic benefits) realized from any such action.

            6.11 Insurance.

            (a) The parties acknowledge that, contemporaneously with the Closing, the Seller's insurance policies described on Schedule 6.11 (the "PRE-CLOSING INSURANCE POLICIES") have been endorsed to name Buyer (and its related parties, as provided pursuant to the applicable policies) as named insureds with respect to the insurance coverage provided therein. Seller hereby agrees that it shall take no action with respect to the Pre-Closing Policies after Closing to cause Buyer (or its related parties) to be removed as a named insured under such Pre-Closing Policies.

            (b) To the extent that either the Buyer or the Seller (or their respective related parties) makes any claim under any of the Pre-Closing Insurance Policies following the Closing, the parties further agree as follows:

                  (i) the party making such claim shall pay and discharge any remaining deductible in connection with any such claim that is payable pursuant to the applicable Pre-Closing Insurance Policy;

                  (ii) Seller shall not make claims in the aggregate in excess of $30,000,000 in any policy year under any such Pre-Closing Insurance Policy; and

                  (iii) Buyer shall not make any claims in the aggregate in excess of $10,000,000 in any policy year under any such Pre-Closing Insurance Policy.

            (c) Seller shall cooperate with and provide to Buyer copies of all Books and Records of Seller concerning the Pre-Closing Insurance Policies and shall make available to Buyer during normal business hours the Books and Records regarding any other insurance policies covering Assumed Liabilities, all to the extent that Buyer may reasonably request.

            (d) Without limiting the foregoing, for a period of five (5) years after Closing, Buyer agrees to reimburse Seller in an amount equal to any increase in Seller's general liability insurance premiums that is directly attributable to any post-Closing claims made by Buyer under any of the Pre-Closing Insurance Policies. Within sixty (60) days following its receipt of notice of any such increase in its premiums, Seller shall give written notice to Buyer stating the amount of any requested reimbursement pursuant to this Section 6.11(d) and Seller's position regarding the reason for such increase. Upon receipt of such notice, Buyer shall within thirty (30) days deliver a response to Seller setting forth either (i) its agreement to reimburse Seller in such amount, in which case the requested reimbursement shall be paid by Buyer together with such response, or (ii) any dispute of such amount, together with an explanation of such dispute (a "DISPUTE NOTICE"). In the event of a dispute, the parties shall, within ten (10) days of receipt by Seller of such Dispute Notice, select an insurance expert to review the facts and circumstances of the premium increase and Seller's claim for reimbursement under this Section 6.11(d). The insurance experts shall jointly select a third independent insurance expert (the "INDEPENDENT INSURANCE EXPERT") to assist in this review and analysis. The Independent Insurance Expert shall be instructed to deliver to Buyer and Seller, within thirty (30) days following Buyer's delivery to Seller of a Dispute Notice, a written determination as to the extent of any increase in Seller's general liability insurance premiums that it determines to be directly attributable to any post-Closing claims made by Buyer under any of the Pre-Closing Insurance Policies. Any such determination by the Independent Insurance Expert shall be non-appealable and binding upon Buyer and Seller for purposes of this Section 6.11. To the extent that the Independent Insurance Expert determines that Seller is entitled to any reimbursement by Buyer under this Section 6.11(d), Buyer shall deliver payment of such amount to Seller within ten (10) Business Days of such determination. Buyer and Seller shall each pay one-half of the Independent Insurance Expert's fees and expenses.

            (e) Buyer shall be permitted to engage in discussions after the Closing with the insurance carrier for each of Seller's insurance policies set forth on Schedule 6.11(e) to amend such policies to list Buyer (and its related parties, as provided pursuant to the applicable policy) as named insureds with respect to the insurance coverage provided therein and Seller shall permit Buyer and its Representatives to have access to such insurance carriers for such purpose; provided, however, that prior to finalizing any such arrangement, Buyer shall provide Seller with written documentation, in form and substance reasonably satisfactory to Seller, evidencing that the addition of Buyer (and its related parties, as provided pursuant to the applicable policy) as named insureds on any such policies of insurance shall not increase Seller's costs, fees or expenses in connection with any such policy of insurance (other than any costs, fees or expenses contemplated in Section 6.11(d)). Seller shall have no liability to Buyer under this Section 6.11(e) in the event that any such insurance carriers refuse to provide such endorsement to Buyer for any reason. Subject to the foregoing, to the extent that Buyer is added after the Closing as a named insured on any insurance policy listed on Schedule 6.11(e), such insurance policy shall thereafter be deemed a Pre-Closing Insurance Policy for purposes of this Agreement.


                                   ARTICLE VII

                CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

            7. Conditions. The obligation of Buyer to purchase the Purchased Assets under this Agreement is subject to the satisfaction or waiver, at or prior to Closing, of the following conditions set forth in this Article VII:

            7.1 Accuracy of Representations. Each representation and warranty of Seller shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as though made at that time, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except to the extent any untruth or inaccuracy would not reasonably be expected to have a Material Adverse Effect on the Business.

            7.2 Performance of Seller. Seller shall have performed in all material respects the covenants and agreements required to be performed by it pursuant to this Agreement on or before the Closing Date.

            7.3 Consents. As of the Closing Date, Seller shall have received the consents set forth on Schedule 3.3.

            7.4 No Material Adverse Change. During the period commencing on the date hereof and ending on the date immediately preceding the Closing Date, there shall not have been any Material Adverse Change to the Business.

            7.5 Officer's Certificate. Buyer shall have received a certificate from the president of Seller stating that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been satisfied.

            7.6 Good Standing Certificates. Buyer shall have received certificates (i) from the Secretary of State of the State of Delaware, evidencing that Seller is existing and in good standing under the laws of the State of Delaware and (ii) from each state set forth on Schedule 3.1 evidencing that Seller is qualified to do business and is in good standing as a foreign entity in such states.

            7.7 Release of Liens. All Encumbrances on or affecting the Purchased Assets created by Seller (other than Permitted Encumbrances or any Encumbrance created by the Division (including the management, employees or agents thereof)) shall have been released and evidence thereof reasonably satisfactory to Buyer shall have been delivered by Seller to Buyer.

            7.8 Opinion of Seller's Counsel. Buyer shall have received an opinion of White & Case LLP, counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer.

            7.9 Certificates of No Tax Due. Buyer shall have received tax clearance certificates from the State of Delaware and each state set forth on
Schedule 7.9.

            7.10 Orders. No order or injunction of any kind shall have been entered, promulgated or enforced by any court or Governmental Entity which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

            7.11 Landlord Estoppel Letters. Seller shall have delivered to Buyer estoppel letters duly executed by the landlords of the Leased Real Property in form and substance reasonably satisfactory to Buyer on or prior to the Closing Date.

            7.12 Seller's Closing Deliveries. Buyer shall have received all of the closing deliveries set forth in Sections 2.6 and 2.8.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

            8. Conditions. The obligation of Seller to sell the Purchased Assets pursuant to this Agreement is subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions set forth in this Article VIII:

            8.1 Accuracy of Representations. Each representation and warranty of Buyer shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as though made at that time, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except to the extent any untruth or inaccuracy would not reasonably be expected to have a Material Adverse Effect on Buyer.

            8.2 Performance of Buyer. Buyer shall have performed in all material respects the covenants and agreements required to be performed by it pursuant to this Agreement on or before the Closing Date.

            8.3 Officer's Certificate. Seller shall have received a certificate from the president of Buyer stating, in such detail as Seller or its counsel may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

            8.4 Opinion of Buyer's Counsel. Seller shall have received an opinion of Haynes and Boone, LLP, counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller.

            8.5 Management Releases. Seller shall have received releases in the form of Exhibit H from the members of management of the Division set forth on
Schedule 5.6 on or before the Closing Date.

            8.6 Buyer's Closing Deliveries. Seller shall have received all of the closing deliveries set forth in Sections 2.7 and 2.8.

                                   ARTICLE IX

                                   TERMINATION

            9.1 Termination. Anything contained in this Agreement other than in this Section 9.1 to the contrary notwithstanding, this Agreement may be terminated in writing at any time before the Closing:

            (a) by mutual consent of Buyer and Seller;

            (b) by either Buyer or Seller, if the Closing shall not have occurred on or before June 28, 2002 (or such later date as may be agreed upon in writing by the parties hereto); or

            (c) by either Buyer or Seller if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

            9.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 9.1 (i) all obligations of the parties hereto under this Agreement (other than pursuant to this Section 9.2) shall terminate and (ii) there shall be no liability of any party hereto to any other party except (x) the obligations of the parties under Sections 6.2 (Review of the Business), 12.1 (Expenses), 12.2 (Notices), 12.4 (Entire Agreement), 12.6 (Governing Law), 12.7 (Submission to Jurisdiction; Venue; Waiver of Jury Trial),
12.12 (Publicity; Non-Disclosure) and this Section 9.2 (Effect of Termination), which shall survive the termination of this Agreement, and (y) that nothing herein shall relieve any party from liability hereunder for a willful breach of any representation, warranty or obligation under this Agreement.


                                    ARTICLE X

        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

            10.1 Survival of Representations; Covenants. (a) Except as set forth in paragraph (b) of this Section 10.1, the respective representations and warranties of Buyer and Seller set forth in this Agreement or in any Schedule, Exhibit, agreement, certificate or document delivered pursuant to this Agreement shall survive the purchase and sale of the Purchased Assets pursuant to this Agreement for a period of one (1) year after the Closing Date. Covenants shall survive in accordance with their respective terms.

            (b) The representations and warranties set forth in Sections 3.7 (Taxes) and 3.8 (Employee Benefit Plans) shall survive until the expiration of the applicable statute of limitations period.

            (c) No indemnification claim with respect to a representation or warranty shall be valid if made for the first time after the date such representation or warranty expires. Notwithstanding the foregoing, any such representation or warranty shall survive such expiration date for purposes of that claim (i) if prior to such expiration date, Buyer or Seller, as applicable, shall have been advised of such claim by such other party in writing pursuant to
Section 10.4 (Indemnification Procedures) or (ii) if the party making such representation or warranty made a fraudulent or intentional misrepresentation in connection with such representation or warranty.

            (d) The right to indemnification, payment of Losses or other remedy based on such representations, warranties and covenants shall not be affected by any investigation conducted by Buyer with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

            10.2 Indemnification by Seller. (a) Subject to Section 10.1, Seller shall at all times after the Closing indemnify and hold harmless Buyer and its officers, directors, stockholders, accountants, agents and employees, Affiliates and its heirs, successors and permitted assigns (each a "BUYER INDEMNIFIED PARTY") from and against any and all Losses which any Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) the failure of any representation or warranty made by Seller in this Agreement or in any Schedule, Exhibit, agreement, certificate or document delivered by Seller pursuant to this Agreement to be true and correct as of the date hereof and the Closing Date (without giving effect to any "materiality," "Material Adverse Change," "Material Adverse Effect" or similar qualifications);

                  (ii) any failure by Seller to perform, satisfy and discharge any of its covenants under this Agreement or any other agreement delivered by Seller pursuant to this Agreement;

                  (iii) the failure by Seller to comply with the laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement; or

                  (iv) the Retained Liabilities.

            (b) The amounts for which Seller shall be liable to any Buyer Indemnified Party under Section 10.2(a) shall be net of any tax benefit actually realized (by reason of a deduction, basis adjustment, credit or otherwise) by such Buyer Indemnified Party, or any insurance benefit actually realized by such Buyer Indemnified Party in connection with the Losses or facts giving rise to the right of indemnification.

            (c) Notwithstanding any other provision of this Agreement to the contrary:

                  (i) Seller shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 10.2(a)(i) for the inaccuracy of any representation or warranty set forth in Sections
      3.3 (No Violation or Conflict) (but only with respect to those Contracts, Permits or other instruments or obligations that are Purchased Assets (x) that are not set forth on Schedule 3.3 and (y) that Buyer has no knowledge of on the Closing Date), 3.4 (Title to Assets), 3.5 (No Encumbrances), 3.6 (Consents of Governmental Entities), 3.7 (Taxes) or 3.8 (Employee Benefit Plans) until the aggregate amount of the Buyer Indemnified Parties' Losses as a result of or in connection with such inaccuracy or inaccuracies, as the case may be (without giving effect to any "materiality," "Material Adverse Change," "Material Adverse Effect" or similar qualifications), exceeds $500,000, after which Seller shall be required to indemnify and hold harmless any Buyer Indemnified Party for all Losses of such Buyer Indemnified Party as a result of or in connection with such inaccuracy or inaccuracies, as the case may be (without giving effect to any "materiality," "Material Adverse Change," "Material Adverse Effect" or similar qualifications), in excess of $500,000 only; provided, however, that the aggregate indemnification obligation of Seller pursuant to

      Section 10.2(a)(i) for the inaccuracy of any representation or warranty set forth in Sections 3.3 (No Violation or Conflict) (but only with respect to those Contracts, Permits or other instruments or obligations that are Purchased Assets (x) that are not set forth on Schedule 3.3 and
      (y) that Buyer has no knowledge of on the Closing Date), 3.4 (Title to Assets), 3.5 (No Encumbrances), 3.6 (Consents of Governmental Entities),
      3.7 (Taxes) or 3.8 (Employee Benefit Plans) (without giving effect to any "materiality," "Material Adverse Change," "Material Adverse Effect" or similar qualifications) shall in no event exceed $5,000,000;

                  (ii) the aggregate indemnification obligation of Seller (x) pursuant to Section 10.2(a)(i) for the inaccuracy of any representation or warranty set forth in Sections 3.3 (No Violation or Conflict) (but only with respect to those Contracts, Permits or other instruments or obligations that are Purchased Assets (A) that are not set forth on
      Schedule 3.3 and (B) that Buyer has no knowledge of on the Closing Date),
      3.4 (Title to Assets), 3.5 (No Encumbrances), 3.6 (Consents of Governmental Entities), 3.7 (Taxes) or 3.8 (Employee Benefit Plans) (without giving effect to any "materiality," "Material Adverse Change," "Material Adverse Effect" or similar qualifications) and (y) pursuant to
      Section 10.2(a)(ii), solely for the failure by Seller to perform, satisfy and discharge its covenant set forth in Section 5.3(e), shall in no event exceed $10,000,000; and

                  (iii) the indemnification obligation of Seller shall in no event exceed the Purchase Price.

            (d) Notwithstanding any other provision of this Agreement to the contrary, to the extent a Buyer Indemnified Party may seek indemnification from Seller pursuant to Section 10.2(a)(i) for the inaccuracy of any representation or warranty set forth in Section 3.8 and pursuant to Section 10.2(a)(ii) for the failure by Seller to perform, satisfy and discharge its covenant set forth in
Section 5.3(e) as a result of the same claim, the Buyer Indemnified Party shall only seek indemnification pursuant to Section 10.2(a)(ii).

            10.3 Indemnification by Buyer. (a) Subject to Section 10.1, Buyer shall at all times after the Closing indemnify and hold harmless Seller and its officers, directors, stockholders, accountants, agents and employees, Affiliates and its heirs, successors and permitted assigns (each a "SELLER INDEMNIFIED PARTY") from and against any and all Losses which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) the failure of any representation or warranty made by Buyer in this Agreement or in any Schedule, Exhibit, agreement, certificate or document delivered by Buyer pursuant to this Agreement to be true and correct as of the date hereof and the Closing Date;

                  (ii) any failure by Buyer to perform, satisfy and discharge any of its covenants under this Agreement or any other agreement delivered by Buyer pursuant to this Agreement; or

                  (iii) the Assumed Liabilities.

            (b) The amounts for which Buyer shall be liable to any Seller Indemnified Party under Section 10.3(a) shall be net of any tax benefit actually realized (by reason of a deduction, basis adjustment, credit or otherwise) by such Seller Indemnified Party, or any insurance benefit actually realized by such Seller Indemnified Party in connection with the Losses or facts giving rise to the right of indemnification.

            (c) Notwithstanding any other provision of this Agreement to the contrary, the indemnification obligation of Buyer with respect to Section 10.3(a)(ii) for the failure by Buyer to perform, satisfy and discharge its covenant set forth in the last sentence of Section 5.3(a) shall in no event exceed $10,000,000.

            10.4 Indemnification Procedure. (a) Within a reasonable period of time after the determination or incurrence of Losses by any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification (the "INDEMNIFIED PARTY") which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the "INDEMNIFYING PARTY") a certificate in the form of Exhibit I (the "CERTIFICATE"), which Certificate shall:

                  (i) state that the Indemnified Party has incurred Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

                  (ii) specify in reasonable detail each individual item of the Losses included in the Certificate, the date such item arose or was identified, the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

            Without prejudice to the first sentence of Section 10.1(c), the failure to deliver the Certificate to the Indemnifying Party within a reasonable period of time will not relieve the Indemnifying Party of any indemnification obligation hereunder, except to the extent the Indemnifying Party establishes that the defense of the claim for which indemnification is sought is prejudiced by the Indemnified Party's failure to give such notice within a reasonable period of time.

            (b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within ten (10) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The party that receives a final judgment in its favor in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant's fees or expenses incurred in obtaining such judgment by the other party.

            (c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement (other than any such claims which are a result of or are in connection with the untruth or inaccuracy of any representation or warranty of Seller made in Section 3.7 (Taxes) (which shall be governed by Section 11.3)), such Indemnified Party shall deliver to the Indemnifying Party a notice describing in reasonable detail such claim. The failure to promptly deliver such notice to the Indemnifying Party will not relieve the Indemnifying Party of any indemnification obligation hereunder, except to the extent the Indemnifying Party establishes that the defense of the claim for which indemnification is sought is prejudiced by the Indemnified Party's failure to give such notice within a reasonable period of time. The Indemnifying Party may, at its option by notice to the Indemnified Party within thirty (30) days after having been notified by the Indemnified Party of the existence of such claim, assume and conduct the defense and/or settlement of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party), and the payment of expenses so long as the Indemnifying Party pursues the claim diligently and in good faith. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within such 30-day period after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume and conduct the defense and/or settlement of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, the assertion of which would be adverse to the interests of the Indemnified Party. Neither the Indemnified Party nor the Indemnifying Party may enter into a settlement without the consent of the other party, which consent shall not be unreasonably withheld.

            (d) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within ten (10) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in paragraph (b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in paragraph (b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party or, as the case may be, the Indemnified Party, as described in paragraph (c), are hereinafter referred to, collectively, as "AGREED CLAIMS." Within ten (10) days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer of immediately available funds, to a bank account or accounts designated by the Indemnified Party. The Indemnified

Party shall provide written notice to the Indemnifying Party of such account information at least two (2) Business Days prior to such payment.

            10.5 Exclusive Remedy. After the Closing, the right of Buyer and Seller (and their respective officers, directors, stockholders, accountants, agents and employees, Affiliates and heirs, successors and permitted assigns) to indemnification pursuant to Sections 10.2 and 10.3 shall be the sole and exclusive right and remedy exercisable against any other party to this Agreement regardless of the legal theory advanced in support of such claims, including claims for contributions or other rights of recovery arising out of alleged fraud, intentional misrepresentation or negligent misrepresentation or relating to any Environmental Laws; provided, however, that this Section 10.5 shall not apply with respect to claims relating to Sections 3.1, 3.2, 3.4 and 3.5 only, in cases of fraud or intentional misrepresentation.


                                   ARTICLE XI

                                   TAX MATTERS

            11.1 Allocation of Purchase Price. (a) Seller and Buyer agree to allocate the aggregate purchase price to be paid for the Purchased Assets in accordance with Section 1060 of the Code and to reduce such allocation to writing on or prior to the Closing Date. Such allocation shall be adjusted after the Closing Date if Seller and Buyer mutually agree that an adjustment to the allocation is necessary to reflect the fair market value of the Purchased Assets as of the Closing Date. Seller and Buyer agree to resolve any disagreement with respect to such allocation, or any adjustment thereof, in good faith.

            (b) In addition, Seller and Buyer hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 11.1 in connection with the preparation of IRS Form 8594 and any similar state or local Tax forms as such forms relate to the transactions contemplated by this Agreement. Neither Seller nor Buyer shall file any Return or other document or otherwise take any position that is inconsistent with the allocation determined pursuant to this Section
11.1 except as may be adjusted by subsequent agreement following an audit by the IRS or state or local taxing authority or by court decision.

            11.2 Returns. Seller shall have the exclusive obligation and authority to file or cause to be filed all Returns that are required to be filed by or with respect to Seller for all taxable years or periods, and, with respect to the Division, the Business and the Purchased Assets, for all taxable years or periods (or portions thereof) ending on or prior to the Closing Date, and Buyer shall have the exclusive obligation and authority to file or cause to be filed all Returns that are required to be filed with respect to the Taxes imposed upon or by reference to the Purchased Assets or the conduct of the operation of the Division and the Business for any taxable year or other taxable period ending after the Closing Date; provided, however, that items set forth on such Returns shall be treated in a manner consistent with the past practices of Seller (taking into account any amended Returns and the submission of any IRS Forms
3115) with respect to such items unless otherwise required by law or except to the extent such inconsistencies would not, or would not reasonably be expected to, adversely affect the Tax liability of Seller for any post-Closing period.

            11.3 Controversies. Buyer shall timely forward to Seller all written notifications and other communications that Buyer receives from any taxing authority relating to any Tax audit or other proceeding relating to the Tax liability of Seller with respect to the Purchased Assets (with respect to a taxable year or period (or portion thereof) ending on or prior to the Closing
Date). The failure of Buyer to give Seller such written notice shall excuse Seller from its obligations under Section 10.2 with respect to any increased Tax liability directly attributable to any such notification or other communication if the failure to provide such written notice adversely affects the ability of Seller to timely contest any claim arising from such Tax audit or other proceeding. Seller and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of Seller for all Pre-Closing Periods, and Seller shall be entitled to any Tax refund relating to any such taxable period; provided, however, that Seller shall not settle or compromise any issue relating to Assumed Taxes without Buyer's consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Buyer shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability for Taxes that are imposed upon or by reference to the Purchased Assets or the conduct of the operation of the Division or the Business for all taxable periods after the Closing Date; provided, however, that neither Buyer nor its duly appointed representatives shall, without the prior written consent of Seller which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any contest or otherwise compromise any issue that materially affects or may materially affect the Tax liability of Seller or any of its Affiliates for any taxable year or period (or portion thereof) ending on or prior to the Closing Date or require payment by Seller of any amount under
Section 10.2 unless Buyer shall have waived or caused to be waived for itself any right to indemnification for any such amounts from Seller.

            11.4 Sales and Transfer Fees and Taxes. Except as set forth in
Section 10.2(a)(iii), Buyer shall be responsible for and pay all applicable sales, transfers, documentary, use, filing and other similar taxes and fees that may become due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Purchased Assets and the consummation of the transactions contemplated by this Agreement, whether levied on Buyer or Seller.

            11.5 Prorations. Ad valorem and similar Taxes and assessments relating to the Purchased Assets shall be prorated on a per diem basis between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based upon estimates of the amount of such taxes and assessments that are due and payable on the Purchased Assets during the taxable year during which the Closing Date occurs. As soon as the amount of actual Taxes and assessments is known, Seller and Buyer shall reassess the amounts to be paid by each party with the result that Seller shall be liable for those Taxes and assessments attributable to the time period up to and including the Closing Date (the "SELLER PRORATED TAXES") and Buyer shall pay for those Taxes and assessments attributable to the period thereafter. Buyer shall be responsible for preparing and filing the Returns for ad valorem and similar Taxes that were not filed prior to the Closing Date.

            11.6 Cooperation on Tax Matters. Seller shall cooperate with and provide to Buyer copies of all Returns of Seller together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any taxing authority and records concerning the ownership and Tax basis of property, that Seller may possess to the extent such Returns, schedules, workpapers, documents and records are related to the Assumed Taxes.

                                   ARTICLE XII

                                  MISCELLANEOUS

            12.1 Expenses. Each of Sellers and Buyer shall pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement (and any documents entered into incident thereto) and the consummation of the transactions contemplated hereby, including the fees and expenses of their respective counsel and accountants.

            12.2 Notices. All notices, requests, consents, approvals, objections and other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered in person or if sent by telecopy, by nationally recognized courier or by certified or registered mail, postage prepaid, deemed to have been delivered on the date personally delivered or on the date telecopied or three days after the date mailed, if addressed as follows:

            (a)   If to Seller, to:

                  Associated Materials Incorporated
                  c/o Harvest Partners, Inc.
                  280 Park Avenue,
                  33rd Floor
                  New York, New York 10017
                  Facsimile: (212) 812-0100
                  Attn: Ira D. Kleinman
                  Jonathan Angrist

                  with a copy (which shall not constitute notice) to:

                  Associated Materials Incorporated
                  3773 State Road
                  Cuyahoga Falls, Ohio 44223
                  Facsimile: (330) 922-2312
                  Attn: Keith LaVanway
                  with a copy (which shall not constitute notice) to:

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, New York  10036-2787
                  Facsimile: (212) 354-8113
                  Attn: John M. Reiss, Esq.
                  Oliver C. Brahmst, Esq.

            (b)   If to Buyer, to:

                  AmerCable Incorporated
                  c/o Wingate Partners III, L.P.
                  750 N. St. Paul Street
                  Suite 1200
                  Dallas, Texas 75201
                  Facsimile: (214) 871-8799
                  Attn: James A. Johnson

                  with a copy (which shall not constitute notice) to:

                  AmerCable Incorporated
                  350 Bailey Road
                  El Dorado, Arkansas 71730
                  Facsimile: (870) 862-8659
                  Attn: Robert F. Hogan, Jr.

                  with a copy (which shall not constitute notice) to:

                  Haynes and Boone, LLP
                  901 Main Street
                  Suite 3100
                  Dallas, Texas 75202
                  Facsimile: (214) 200-0617
                  Attn: Taylor H. Wilson, Esq.

Any party may change its address for purposes of this Section 12.2 by giving the other parties written notice of the new address in the manner set forth above.

            12.3 Amendment. This Agreement may be amended only by an instrument in writing executed by each of the parties hereto.

            12.4 Entire Agreement. This Agreement, the Exhibits, Schedules, certificates, and documents referred to herein constitute the entire agreement of the parties hereto, and supersede all prior understandings between the parties hereto with respect to the subject matter hereof, including the Letter of Intent.

            12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

            12.6 Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under applicable principles of conflicts of laws.

            12.7 Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) Any judicial proceeding brought against any of the parties to this Agreement with respect to any dispute arising out of, under or in connection with this Agreement may be brought in the courts of the State of Delaware or in the United States District Court for the District of Delaware, and, by the execution and delivery of this Agreement, each of the parties hereto accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

            (b) Each of the parties to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any proceeding arising out of, under or in connection with this Agreement in any of the courts referred to in Section 12.7(a) and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such proceeding.

            (c) Each of the parties to this Agreement hereby irrevocably waives any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement. Each of Buyer and Seller (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.7.

            12.8 Headings. The headings of the several paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of this Agreement and are not intended to govern, limit or aid in the construction of any of the terms or provisions of this Agreement.

            12.9 Benefit and Assignment. (a) Nothing in this Agreement, whether expressed or implied, is intended and shall not be construed to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns (except Sections 10.2 and 10.3, as such Sections relate to the respective officers, directors, stockholders, accountants, agents and employees, Affiliates and heirs, successors and permitted assigns of Buyer and Seller), nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision contained herein give any third party any right of subrogation or action over or against any party to this Agreement.

            (b) This Agreement shall be binding on, and accrue to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any of the parties hereto; provided, however, that Seller hereby consents to the assignment by Buyer of its rights hereunder to its financing sources as security for any borrowings.

            12.10 Waiver. The waiver by a party of the performance of any covenant, condition or promise herein shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenant, condition or promise herein, nor shall any such waiver be construed as a waiver or relinquishment for the future of the time for the performance of any other act or identical act, covenant, condition or promise herein.

            12.11 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby; provided that the invalidity, illegality or unenforceability of such provision is not materially adverse to the interest of any party hereto.

            12.12 Publicity; Non-Disclosure. Except as otherwise required by law, none of the parties hereto shall make any public disclosure of any part or all of the terms and conditions of this Agreement or issue any press release or make any other public statement of the terms and conditions of this Agreement without obtaining the prior written approval of Seller and Buyer to the contents and manner of presentation and publication thereof. To the extent that any such disclosure is required by law, the disclosing party shall provide Buyer or, as the case may be, Seller with written notice of such required disclosure prior to such disclosure and Buyer or, as the case may be, Seller shall review and approve the proposed disclosure, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the parties agree and acknowledge that neither party shall be restricted following the Closing Date from disclosing without the consent of the other party the fact that the transactions contemplated by this Agreement have been consummated.

            [The remainder of this page is intentionally left blank.]

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day, month and year first above written.


                                    ASSOCIATED MATERIALS INCORPORATED



                                    By:  /s/ D. Keith LaVanway
                                         -------------------------------------
                                         Title:  Vice President and
                                                 Chief Financial Officer


                                    AMERCABLE INCORPORATED



                                    By:  /s/ James A. Johnson
                                         -------------------------------------
                                         Title:  President

                                                                       EXHIBIT A
                                                     to Asset Purchase Agreement

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


            This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "AGREEMENT"), dated as of June 24, 2002, is entered into by and between Associated Materials Incorporated, a Delaware corporation ("ASSIGNOR"), and AmerCable Incorporated, a Delaware corporation ("ASSIGNEE").

            Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Asset Purchase Agreement (as defined below).

                              W I T N E S S E T H :

            WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT"), dated as of June 24, 2002, pursuant to which Assignee has agreed (i) subject to Section 6.6 of the Asset Purchase Agreement, to purchase and take assignment of Assignor's right and interest in, to and under the Acquired Contracts and (ii) to assume and discharge or perform the Assumed Liabilities; and

            WHEREAS, pursuant to the Asset Purchase Agreement, Assignor has agreed to sell, convey, transfer, assign and deliver to Assignee all of Assignor's right and interest in, to and under the Acquired Contracts.

            NOW, THEREFORE, in consideration of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

            1. Assignor hereby irrevocably assigns, conveys and transfers to Assignee, its successors and permitted assigns, all of Assignor's right and interest in, to and under the Acquired Contracts.

            2. Assignee hereby accepts the foregoing assignment of the Acquired Contracts.

            3. Assignor hereby irrevocably assigns, conveys and transfers to Assignee, its successors and permitted assigns, the Assumed Liabilities.

            4. Assignee hereby accepts and assumes the Assumed Liabilities and agrees to assume and discharge or perform when due the Assumed Liabilities.

            5. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

            6. This Agreement may be amended only by an instrument in writing executed by each of the parties hereto.

            7. (a) Nothing in this Agreement, whether express or implied, is intended and shall not be construed to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and the parties to the Contracts being assigned hereby and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision contained herein give any third party any right of subrogation or action over or against any party to this Agreement.

            (b) This Agreement shall be binding on, and accrue to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any of the parties hereto; provided, however, that Assignor hereby consents to the assignment by Assignee of its rights hereunder to its financing sources as security for any borrowings.

            8. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under applicable principles of conflicts of laws. Each Acquired Contract shall continue to be governed and construed in accordance with the laws of the jurisdiction specified therein.

            9. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby; provided that the invalidity, illegality or unenforceability of such provision is not materially adverse to the interest of any party hereto.

            10. On or after the date hereof and without further consideration, Assignor shall, from time to time at Assignee's request, execute and deliver such further instruments of conveyance, assignment and transfer and shall take, or cause to be taken, such other action as Assignee may reasonably request for the more effective conveyance, assignment and transfer to Assignee of the Acquired Contracts.

            11. Assignor and Assignee hereby agree and acknowledge that this Agreement is being entered into and delivered pursuant to and subject to the terms and conditions set forth in the Asset Purchase Agreement, that additional rights and obligations of Assignor and Assignee are expressly provided for therein, and that the execution and delivery of this Agreement shall not impair or diminish any of the rights or obligations of any of the parties to the Asset Purchase Agreement, as set forth therein. In the event of any conflict between the provisions of the Asset Purchase Agreement and this Agreement, the provisions of the Asset Purchase Agreement will prevail and control.

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day, month and year first written above.



                                    ASSOCIATED MATERIALS INCORPORATED


                                    By ________________________________
                                       Name:
                                       Title:




                                    AMERCABLE INCORPORATED


                                    By ________________________________
                                       Name:
                                       Title:

                                                                       EXHIBIT B
                                                     to Asset Purchase Agreement

                          FORM OF AGREEMENT OF TRANSFER
                        AND ASSUMPTION OF SPONSORSHIP OF
                                  BENEFIT PLANS

            This AGREEMENT OF TRANSFER AND ASSUMPTION OF SPONSORSHIP OF BENEFIT PLANS (the "AGREEMENT") is entered into as of June 24, 2002, by and between Associated Materials Incorporated, a Delaware corporation ("AMI") and AmerCable Incorporated, a Delaware corporation ("AMERCABLE").

            WHEREAS, pursuant to the Asset Purchase Agreement, dated June 24, 2002, by and among AMI and AmerCable (the "PURCHASE AGREEMENT"), AmerCable will purchase substantially all of the assets, and assume certain liabilities, of the AmerCable division (the "DIVISION") of AMI;

            WHEREAS, AMI sponsors and maintains for the benefit of the Division's eligible employees (i) the AmerCable Retirement Plan amended and restated effective January 1, 1997, as further amended by the First Amendment to the AmerCable Retirement Plan effective January 1, 2001 (the "RETIREMENT PLAN") and the trust related thereto as evidenced by the Trust Agreement by and between AMI and Fidelity Management Trust Company dated effective as of January 1, 1997;
(ii) the AmerCable Employee Health Care Plan originally effective February 1, 1998 and revised effective February 1, 2001 (the "HEALTH PLAN") and account #80-1019-6402 at Regions Bank, El Dorado, Arkansas relating thereto which is commonly referred to as the "AmerCable Employee Health Benefit Account"; and
(iii) any other Assumed Employee Benefit Plans (as such term is defined by the Purchase Agreement) (subparagraphs (i), (ii), and (iii) above are collectively referred to herein as the "PLANS");

            WHEREAS, AmerCable desires, in connection with transactions contemplated in the Purchase Agreement, to assume the sponsorship and maintenance of the Plans, effective as of the Closing Date, as that term is defined in the Purchase Agreement; and

            WHEREAS, AMI desires, in connection with transactions contemplated in the Purchase Agreement, to transfer sponsorship and maintenance to AmerCable of the Plans, effective as of the Closing Date.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

            1. AMI, as sponsor of the Plans, hereby assigns and transfers to AmerCable the sponsorship and maintenance of the Plans and all the rights, obligations, responsibilities and liabilities of AMI thereunder. AMI hereby approves and consents to AmerCable's adoption and assumption of the sponsorship and maintenance of the Plans, including, without limitation, all rights, obligations, responsibilities and liabilities of AMI thereunder and agrees that AmerCable shall be solely responsible for each such plan (including, without limitation, the administration and payment of benefits thereunder)

            2. AmerCable hereby adopts and assumes the sponsorship of the Plans, including, without limitation, all rights, obligations, responsibilities and liabilities of AMI thereunder and agrees that it shall be solely responsible for each such plan (including, without limitation, the administration and payment of benefits thereunder) and shall promptly discharge any obligations of the sponsors thereunder.

            3. AMI and AmerCable agree to take any and all actions required to perfect and complete the transfer of sponsorship and maintenance of each of the Plans from AMI to AmerCable. AMI and AmerCable shall promptly amend the Retirement Plan, any other Plans, as necessary, to reflect such transfers.

            4. AMI shall notify Fidelity Management Trust Company, as the trustee of the Retirement Plan, that effective as of the Closing Date, AmerCable is the plan sponsor of the Retirement Plan, and shall take all steps necessary to transfer bank account #80-1019-6402 at Regions Bank in El Dorado, Arkansas for the Health Plan to AmerCable effective as of the Closing Date.

            5. Notwithstanding the foregoing, for purposes of transferring sponsorship of Assumed Employee Benefit Plans pursuant to this Agreement, the term "Assumed Employee Benefit Plans" shall not include any plan in which both employees of the Division and employees of any division of AMI other than the Division participate.

            6. This Agreement is not intended, nor shall it be construed, to confer upon any person or entity, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. This Agreement and the rights and obligations of AmerCable or AMI hereunder may not be assigned by any party hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld. This Agreement may be modified only by an instrument executed by the parties hereto. This Agreement is being entered into in connection with the Purchase Agreement, but does not otherwise modify or affect in any respect, the provisions of the Purchase Agreement or the indemnification obligations thereunder, including, without limitation, the obligations of the parties under Section 5.3(a) of the Purchase Agreement. In the event of any conflict between the provisions of the Purchase Agreement and this Agreement, the provisions of the Purchase Agreement will prevail and control.

            7. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      IN WITNESS WHEREOF, this Agreement of Transfer and Assumption of Sponsorship of the Plans has been executed as of the date first above written.

                                     ASSOCIATED MATERIALS INCORPORATED

                                     By: ______________________________
                                     Its:______________________________

                                     AMERCABLE INCORPORATED

                                     By: ______________________________
                                     Its:______________________________

                                                                       EXHIBIT C
                                                     to Asset Purchase Agreement


                              FORM OF BILL OF SALE


            Associated Materials Incorporated ("SELLER"), a Delaware corporation, pursuant to that certain Asset Purchase Agreement (the "AGREEMENT"), dated as of June 24, 2002, entered into by and between Seller and AmerCable Incorporated ("BUYER"), a Delaware corporation, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby grant, sell, convey, assign, transfer and deliver to Buyer and its successors and permitted assigns forever all of Seller's right, Seller's title (to the extent Seller has such title) and Seller's interest in, to and under all of the Purchased Assets (as such term is defined in the Agreement) upon the terms and as more particularly described and set forth in the Agreement, TO HAVE AND TO HOLD the same unto Buyer, its successors and permitted assigns, to or for its use forever.

            There shall be excluded from this Bill of Sale any personal and real property, tangible and intangible, which are part of the Purchased Assets but which are the specific subject of a separate instrument of conveyance.

            On or after the date hereof and without further consideration, Seller shall, from time to time at Buyer's request, execute and deliver such further instruments of conveyance, assignment and transfer and shall take, or cause to be taken, such other action as Buyer may reasonably request for the more effective conveyance, assignment and transfer to Buyer of the Purchased Assets.

            Seller hereby agrees and acknowledges that this Bill of Sale is being entered into and delivered pursuant to and subject to the terms and conditions set forth in the Agreement, that additional rights and obligations of Seller and Buyer are expressly provided for therein, and that the execution and delivery of this Bill of Sale shall not impair or diminish any of the rights or obligations of any of the parties to the Agreement, as set forth therein. In the event of any conflict between the provisions of the Agreement and this Bill of Sale, the provisions of the Agreement will prevail and control.

            Nothing in this Bill of Sale, whether express or implied, is intended and shall not be construed to confer any rights or remedies under or by reason of this Bill of Sale on any persons other than Buyer and its respective successors and permitted assigns, nor is anything in this Bill of Sale intended to relieve or discharge the obligation or liability of any third persons to Seller or Buyer, nor shall any provision contained herein give any third party any right of subrogation or action over or against Seller or Buyer.

            This Bill of Sale shall be binding on Seller and its successors and assigns, and shall accrue to the benefit of Buyer and its successors and permitted assigns. This Bill of Sale may not be assigned by Seller or Buyer; provided, however, that Seller hereby consents to the assignment by Buyer of its rights hereunder to its financing sources as security for any borrowings.

            This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under applicable principles of conflicts of law.

            IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed by its duly authorized officer this 24th day of June, 2002.


                                    ASSOCIATED MATERIALS INCORPORATED


                                    By ___________________________
                                       Name:
                                       Title:

                                                                       EXHIBIT D
                                                     to Asset Purchase Agreement

                          FORM OF TRADEMARK ASSIGNMENT

This Trademark Assignment (the "ASSIGNMENT") is pursuant to that certain Asset Purchase Agreement by and between Associated Materials Incorporated, a Delaware corporation ("ASSIGNOR"), and AmerCable Incorporated, a Delaware corporation ("ASSIGNEE"), dated June 24, 2002 (the "AGREEMENT").

WHEREAS, pursuant to the Agreement, Assignor has agreed to sell, convey, transfer, assign and deliver to Assignee all of Assignor's right, title (to the extent Assignor has such title) and interest in, to and under certain intellectual property assets used exclusively or held for use exclusively in the Business (as defined in the Agreement), including the trademarks, trademark registrations and applications for registration and the domain names set forth on attached SCHEDULE A (the "MARKS"); and

WHEREAS, Assignee is desirous of acquiring the Marks and the goodwill associated with and symbolized by the marks.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1. Assignor hereby irrevocably assigns, transfers, conveys, and delivers to Assignee and its successors and permitted assigns, all of its right, title (to the extent Assignor has such title), and interest in and to the Marks, in the United States and elsewhere, together with the goodwill associated with and symbolized by the Marks, and the right to sue for past infringement.

2. On or after the date hereof and without further consideration, Assignor shall, from time to time at Assignee's request, execute and deliver such further instruments of conveyance, assignment and transfer and shall take, or cause to be taken, such other action as Assignee may reasonably request for the more effective conveyance, assignment and transfer to Assignee of any of the Marks.

3. Assignor hereby agrees and acknowledges that this Assignment is being entered into and delivered pursuant to and subject to the terms and conditions set forth in the Agreement, that additional rights and obligations of Assignor and Assignee are expressly provided for therein, and that the execution and delivery of this Assignment shall not impair or diminish any of the rights or obligations of any of the parties to the Agreement, as set forth therein. In the event of any conflict between the provisions of the Agreement and this Assignment, the provisions of the Agreement will prevail and control.

4. Nothing in this Assignment, whether express or implied, is intended and shall not be construed to confer any rights or remedies under or by reason of this Assignment on any persons other than Assignee and its respective successors and permitted assigns, nor is anything in this Assignment intended to relieve or discharge the obligation or liability of any third persons to Assignor or Assignee, nor shall any provision contained herein give any third party any right of subrogation or action over or against Assignor or Assignee.

5. This Assignment shall be binding on Assignor and its successors and assigns, and shall accrue to the benefit of Assignee and its successors and permitted assigns. This Assignment may not be assigned by Assignor or Assignee; provided, however, that Assignor hereby consents to the assignment by Assignee of its rights hereunder to its financing sources as security for any borrowings.

6. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under applicable principles of conflicts of law.

                        ASSOCIATED MATERIALS INCORPORATED



Date: ______________                  By:    ________________________________
                                      Name:  ________________________________
                                      Title: ________________________________



State:                  )
                        )     ss:
County:                 )

On this ___ day of June, 2002, the above signed officer of Associated Materials Incorporated, the above named Assignor, personally appeared before me, and acknowledged that he executed the foregoing Trademark Assignment on behalf of said Assignor pursuant to authority duly received.


                                          ___________________________________
                                          Notary Public Signature

                                                                       EXHIBIT E
                                                     to Asset Purchase Agreement

                            FORM OF PATENT ASSIGNMENT

This Patent Assignment (the "ASSIGNMENT") is pursuant to that certain Asset Purchase Agreement by and between Associated Materials Incorporated, a Delaware corporation ("ASSIGNOR"), and AmerCable Incorporated, a Delaware corporation ("ASSIGNEE"), dated June 24, 2002 (the "AGREEMENT").

WHEREAS, pursuant to the Agreement, Assignor has agreed to sell, convey, transfer, assign and deliver to Assignee all of Assignor's right, title (to the extent Assignor has such title) and interest in, to and under certain intellectual property assets used exclusively or held for use exclusively in the Business (as defined in the Agreement), including the patents, patent applications and inventions set forth on the attached SCHEDULE A (the "PROPERTIES"); and

WHEREAS, Assignee is desirous of acquiring the Properties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1. Assignor hereby irrevocably assigns, transfers, conveys, and delivers to Assignee and its successors and permitted assigns, all of its right, title (to the extent Assignor has such title), and interest in and to the Properties, in the United States and elsewhere, together with all divisionals, renewals, and continuing applications thereof, and the right to sue for past infringement.

2. On or after the date hereof and without further consideration, Assignor shall, from time to time at Assignee's request, execute and deliver such further instruments of conveyance, assignment and transfer and shall take, or cause to be taken, such other action as Assignee may reasonably request for the more effective conveyance, assignment and transfer to Assignee of any of the Properties.

3. Assignor hereby agrees and acknowledges that this Assignment is being entered into and delivered pursuant to and subject to the terms and conditions set forth in the Agreement, that additional rights and obligations of Assignor and Assignee are expressly provided for therein, and that the execution and delivery of this Assignment shall not impair or diminish any of the rights or obligations of any of the parties to the Agreement, as set forth therein. In the event of any conflict between the provisions of the Agreement and this Assignment, the provisions of the Agreement will prevail and control.

4. Nothing in this Assignment, whether express or implied, is intended and shall not be construed to confer any rights or remedies under or by reason of this Assignment on any persons other than Assignee and its respective successors and permitted assigns, nor is anything in this Assignment intended to relieve or discharge the obligation or liability of any third persons to Assignor or Assignee, nor shall any provision contained herein give any third party any right of subrogation or action over or against Assignor or Assignee.

5. This Assignment shall be binding on Assignor and its successors and assigns, and shall accrue to the benefit of Assignee and its successors and permitted assigns. This Assignment may not be assigned by Assignor or Assignee; provided, however, that Assignor hereby consents to the assignment by Assignee of its rights hereunder to its financing sources as security for any borrowings.

6. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under applicable principles of conflicts of law.

                        ASSOCIATED MATERIALS INCORPORATED


Date: ______________                  By:    ________________________________
                                      Name:  ________________________________
                                      Title: ________________________________



State:                  )
                        )     ss:
County:                 )

On this ___ day of _____, 2002, the above signed officer of Associated Materials Incorporated, the above named Assignor, personally appeared before me, and acknowledged that he executed the foregoing Patent Assignment on behalf of said Assignor pursuant to authority duly received.

                                          ___________________________________
                                          Notary Public Signature

                                                                       EXHIBIT F
                                                     to Asset Purchase Agreement

                            FORM OF RELEASE AGREEMENT



      This RELEASE AGREEMENT (this "AGREEMENT"), dated as of June 24, 2002 is entered into by and among Associated Materials Incorporated, a Delaware corporation ("AMI"), and Robert F. Hogan, Chad E. Archer, Rodney Cole and David Nasky (collectively, "MANAGEMENT").

                                    RECITALS

      WHEREAS, AMI has previously delivered to Management that certain Corporate Directive, dated May 8, 2002, and that certain Amended and Restated Corporate Directive, dated May 14, 2002 (collectively, the "CORPORATE DIRECTIVE"); and

      WHEREAS, in connection with and in consideration of the closing of the transactions contemplated by that certain Asset Purchase Agreement by and between AMI and AmerCable Incorporated, a Delaware corporation, dated June 24, 2002 (the "PURCHASE AGREEMENT"), AMI wishes to release Management from any claims that could be made against Management by AMI in connection with the Corporate Directive.

                                    AGREEMENT

      In consideration of the premises and of the agreements contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, AMI and Management hereto agree as follows:

      1. RELEASE OF CLAIMS. AMI, for itself and on behalf of its affiliates, associates, employees, agents, representatives, directors, officers, shareholders, partners, principals, and their respective successors, heirs, and assigns (each an "AMI RELEASOR") and all persons claiming by or through them, does hereby generally release and forever discharge, and covenant not to sue or assist anyone in any claim against, each member of Management of and from any and all causes of action, claims, liabilities, damages, or demands of any kind, whether presently known or unknown, suspected or unsuspected, whether based in contract, tort, or any other recovery theory (including, without limitation, costs of investigation, defense, settlement and attorneys' fees) ("CLAIMS"), which each AMI Releasor or any person claiming by or through any of them, has, had, or may have, directly in indirectly, arising out of or relating to the compliance by Management with the Corporate Directive. AMI agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.

      2. ADDITIONAL RIGHTS AND OBLIGATIONS. The parties hereby agree and acknowledge that this Agreement is being entered into and delivered pursuant to and subject to the terms and conditions set forth in the Purchase Agreement, that additional rights and obligations of the parties are expressly provided for therein, and that the execution and delivery of this Agreement shall not impair or diminish any of the rights or obligations of any of the parties to the Purchase Agreement, as set forth therein.

      3. BINDING EFFECT. This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of Management and AMI, and their respective successors and permitted assigns.

      4. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby; provided that the invalidity, illegality or unenforceability of such provision is not materially adverse to the interest of any party hereto.

      5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under applicable principles of conflicts of laws.

      6. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

      7. SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGE FOLLOWS

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.



                                    ASSOCIATED MATERIALS INCORPORATED


                                    By:___________________________________
                                    Name:_________________________________
                                    Title:________________________________


                                    ROBERT F. HOGAN

                                    ______________________________________



                                    CHAD E. ARCHER

                                    ______________________________________



                                    RODNEY COLE

                                    ______________________________________



                                    DAVID NASKY

                                    ______________________________________

                                                                       EXHIBIT G
                                                     to Asset Purchase Agreement

                            FORM OF LOCKBOX AGREEMENT


Associated Materials Incorporated                                 June 21, 2002
c/o Harvest Partners, Inc.
280 Park Avenue
33rd Floor
New York, New York 10017

Associated Materials Incorporated
3773 State Road
Cuyhoga Falls, Ohio 44223


Re:   AMERCABLE DIV. OF ASSOCIATED MATERIALS, Lockbox No. 70649
      AMERCABLE/OFFSHORE MARINE, Lockbox No. 270649
      AMERCABLE DISBURSEMENT ACCOUNT, No. 319010000036
      OMCS DISBURSEMENT ACCOUNT, No. 70021048
      OFFSHORE MARINE CABLE SPECIALISTS, No. 720993500506

Ladies and Gentlemen:

      In connection with the proposed sale (the "SALE") of the assets of the AmerCable Division of Associated Materials Incorporated, a Delaware corporation ("AMI"), to AmerCable Incorporated, a Delaware corporation ("AMERCABLE"), AMI and AmerCable hereby agree to the terms and obligations of this letter agreement (the "AGREEMENT").

      This Agreement will confirm our arrangements regarding the transfer of funds in AMERCABLE DIV. OF ASSOCIATED MATERIALS, Lockbox No. 70649 depositing into account number 1102514500 and AMERCABLE/OFFSHORE MARINE, Lockbox No. 270649 (together, the "LOCKBOX ACCOUNTS") which Key Bank (the "BANK") currently maintains for the AmerCable Division of AMI. In connection with the closing of the Sale, the Bank shall be instructed to make all necessary arrangements to transfer all funds in the Lockbox Accounts to AMI's primary account at the Bank at the close of business on June 21, 2002 in accordance with the existing instructions for such Lockbox Accounts. The Bank shall be further instructed to make all necessary arrangements to transfer and convey the Lockbox Accounts to AmerCable, effective as of 10:00 a.m. Central Daylight Time, on June 24, 2002. The Bank shall be instructed to suspend processing of the Lockbox Accounts on June 24, 2002, and to resume processing of the Lockbox Accounts on June 25, 2002.

      This Agreement will also confirm our arrangements regarding the transfer of funds in AMERCABLE DISBURSEMENT ACCOUNT, No. 319010000036, OMCS

DISBURSEMENT ACCOUNT, No. 70021048 and OFFSHORE MARINE CABLE SPECIALISTS, No. 720993500506 (collectively, the "CASH DISBURSEMENT ACCOUNTS") which the Bank currently maintains for the AmerCable Division of AMI. In connection with the closing of the Sale, the Bank shall be instructed to make all necessary arrangements to transfer the Cash Disbursement Accounts to AmerCable, effective as of the open of business, 8:00 a.m. Central Daylight Time, on June 24, 2002. The Bank shall be instructed to settle all open items in the Cash Disbursement Accounts at the close of business on June 21, 2002 prior to such transfer. New funds will be transferred into the Cash Disbursement Accounts by AmerCable for purposes of settling Cash Disbursement Account transactions later in the day on June 24, 2002 pursuant to separate instructions.

      Following the closing of the Sale, AmerCable shall be the new signatory on the Lockbox Accounts and the Cash Disbursement Accounts. Further, all AMI personnel shall no longer have any access to the Lockbox Accounts or the Cash Disbursement Accounts for any purposes whatsoever.

      AMI and AmerCable shall jointly deliver instructions to the Bank with respect to the transfer of the Lockbox Accounts and the Cash Disbursement Accounts, as described above, immediately prior to the closing of the Sale on June 24, 2002. Such instructions are to be sent via email to Beth Horseman at beth_a_horseman@keybank.com. Diana Vance, Bernie Avondet and Dawn Mullee are to be copied on such email at diana_vance@keybank.com, bernie_m_avondet@keybank.com and dawn_mullee@keybank.com. In the event that such closing does not occur at such time, either AMI or AmerCable may deliver notice to the Bank to such effect, whereupon this Agreement shall be revoked and of no further force or effect.

      This Agreement is binding upon AMI and AmerCable and their successors and assigns and is enforceable by AMI and AmerCable. It supersedes all prior agreements relating to the Lockbox Accounts and the Cash Disbursement Accounts, and it may not be modified or terminated except upon the written consent of AMI and AmerCable.

      This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and same agreement.


                                    AMERCABLE INCORPORATED


                                    By:________________________________
                                    Name:______________________________
                                    Title:_____________________________

Acknowledged and agreed to this 21st day of June, 2002.

ASSOCIATED MATERIALS
INCORPORATED


By:___________________________
Name:_________________________
Title:________________________

                                                                       EXHIBIT H
                                                     to Asset Purchase Agreement


                           FORM OF MANAGEMENT RELEASE

                                                                   June 24, 2002


            [____________] (the "RELEASOR") for himself, his heirs, assigns, successors, executors, and administrators, in consideration of the terms and conditions set forth in that certain Option Conversion Agreement, dated as of the date hereof, by and among Holdings (as defined below), the Company (as defined below) and the Releasor, intending to be legally bound, hereby fully releases and discharges ASSOCIATED MATERIALS INCORPORATED (the "COMPANY"), a Delaware corporation, and ASSOCIATED MATERIALS HOLDINGS INC. ("HOLDINGS"), a Delaware corporation, and their respective predecessors, successors, subsidiaries, affiliated and parent companies, and all of the present and former officers, directors, agents, employees, and representatives, respectively, of the Company and Holdings (collectively, the "RELEASEES") forever and unconditionally from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist, relating to or arising out of his employment and/or separation from employment with the Company, including, without limitation, (i) the stock option (the "STOCK OPTION") granted to the Releasor pursuant to the Associated Materials Holdings Inc. 2002 Stock Option Plan and the Stock Option Award Agreement, dated as of the date hereof, between Holdings and the Releasor, to purchase [__] shares of preferred stock of Holdings, including, without limitation, the cancellation of such stock option; (ii) the stock options (the "AMI OPTIONS") granted to the Releasor pursuant to the Associated Materials Incorporated 1994 Stock Incentive Plan and any and all Nonqualified Stock Option Award Agreements by and between the Company and the Releasor, including, without limitation, the cancellation of such stock option,

                                                                       EXHIBIT H
                                                                          Page 2


and any other stock options or rights granted by the Company to the Releasor;
(iii) the letter agreement, dated April 18, 2002, between Holdings and the Releasor, relating to the Stock Option and surrender of the AMI Option; and (iv) any discrimination claim based on sex, sexual orientation or preference, race, religion, color, national origin, age or disability, retaliation, or any cause of action under the following in each case as amended: the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the American with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), any applicable Executive Order program, and their state or local counterparts or any other federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law or arising under any practices or procedure of the Company, and/or any claim for wrongful termination, back pay, future wage loss, injury subject to relief under the Workers' Compensation Act, any other claim, whether in tort, contract or otherwise, or any claim for costs, fees or other expenses, including attorneys' fees, incurred in these matters, against any one or more of the Releasees.

            Notwithstanding anything otherwise set forth in the foregoing paragraph, Releasees shall not be deemed to have released or discharged any action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist, that Releasees, or any of them, might be entitled to assert by counterclaim, cross complaint, affirmative defense, or any other form of defense to any action, claim or demand

                                                                       EXHIBIT H
                                                                          Page 3


asserted by the Company, Holdings or any affiliate (as defined in the Securities Exchange Act of 1934, as amended) thereof.

            By signing this Release, the Releasor acknowledges that:

            (i) he has read and fully understands the terms of this Release and had the opportunity to negotiate its terms;

            (ii) he has been advised and urged to consult with his attorneys, concerning the terms this Release, and that he has done so to the extent he deems necessary;

            (iii) he has had ample opportunity to negotiate through his attorneys concerning this Release;

            (iv) he has agreed to this Release knowingly, voluntarily, with such advice from his attorneys as he deemed appropriate, and was not subjected to any undue influence or coercion in agreeing to the terms of this Release; and

            (v) he has been given at least 21 days to consider this Release, and acknowledges that in the event that he executes this Release prior to the expiration of the 21 day period, he hereby waives the balance of said period.


                                       _____________________________
                                       Releasor







Sworn to before me this
___ day of June, 2002.



_____________________________
Notary Public

                                                                       EXHIBIT I
                                                     to Asset Purchase Agreement


                         FORM OF LOSS CLAIM CERTIFICATE


                        [LETTERHEAD OF INDEMNIFIED PARTY]



[Address of Indemnifying Party]
Attention:  [__________]

                                                             __________ __, 20__


Dear Sirs:

            With reference to that certain Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT"), dated as of June [__], 2002, entered into by and between Associated Materials Incorporated and AmerCable Incorporated, we hereby claim the following Losses (as defined in the Asset Purchase Agreement):

[INSERT THE NATURE OF THE CLAIM INCLUDING THE FOLLOWING:

      - STATE THAT THE INDEMNIFIED PARTY (AS DEFINED IN THE ASSET PURCHASE AGREEMENT) HAS INCURRED LOSSES FOR WHICH IT IS ENTITLED TO BE INDEMNIFIED UNDER SECTION [10.2/10.3] OF THE ASSET PURCHASE AGREEMENT

      -     A DETAILED DESCRIPTION OF EACH INDIVIDUAL ITEM OF THE LOSSES

      -     THE DATE, IF ANY, ON WHICH EACH INDIVIDUAL ITEM AROSE OR WAS
            IDENTIFIED

      - THE NATURE OF THE MISREPRESENTATION, BREACH OF WARRANTY, BREACH OF COVENANT OR CLAIM TO WHICH EACH INDIVIDUAL ITEM IS RELATED

      - THE COMPUTATION OF THE AMOUNT TO WHICH THE INDEMNIFIED PARTY CLAIMS TO BE ENTITLED]

                                       Very truly yours,

                                       [The Indemnified Party]


                                       By ___________________________
                                          Name:
                                          Title:

cc:  [__________]